AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into this 12th day of August, 2008 by and among (a) Wherify Wireless, Inc., a Delaware corporation (“Wherify”), Wherify Acquisition, Inc., a newly-formed wholly-owned subsidiary of Wherify established under the laws of the State of Delaware (the “Merger Sub”), Wherify California, Inc. a wholly-owned subsidiary of Wherify established under the laws of California (“Wherify California”) and 4031806 Canada Inc., a wholly-owned subsidiary of Wherify established under the Canada Business Corporations Act (“Wherify Canada”, and collectively with Wherify and Wherify California, the “Wherify Entities” or individually as “Wherify Entity”), on the one hand, and (b) LY Holdings, LLC, a Kentucky limited liability company (“Lightyear”), Lightyear Network Solutions, LLC, a Kentucky limited liability company (“LNS”), Lightyear Alliance of Puerto Rico, LLC. (“Puerto Rico”, and collectively with Lightyear and LNS, the “Lightyear Companies”), LANJK LLC, a Kentucky limited liability company (“LANJK”), SullivanLY, LLC, a Nevada limited liability company (“SullivanLY”), Rice-LY Ventures, LLC, a Kentucky limited liability company (“Rice-LY”), Telemix Investments, LLC, a California limited liability company (“Telemix”) and MAP II, LLC, a Kentucky limited liability company (“MAP”) (LANJK, SullivanLY, Rice-LY, Telemix and MAP to be collectively referred to as “Lightyear Members”) (Lightyear, LNS, Puerto Rico and Lightyear Members to be collectively referred to as “Lightyear Parties” or individually as “Lightyear Party”), on the other hand (each a “Party” and collectively, the “Parties”).

RECITALS:

WHEREAS, the Board of Directors of the Wherify Entities, Lightyear, LNS and Merger Sub deem it advisable and in the best interests of each entity and its stockholders or member that Wherify combine with Lightyear in order to advance the long-term business interests of Wherify and Lightyear; and

WHEREAS, the business combination of Wherify and Lightyear shall be effected through a merger (the “Merger”) of the Merger Sub into Lightyear in accordance with the terms of this Agreement, and the Delaware General Corporation Law (the “DGCL”) and Kentucky Revised Statutes (the “Kentucky Statutes”), with Lightyear as the surviving entity as a result of which Lightyear shall become a wholly owned subsidiary of Wherify.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein and other valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

“Acquisition Proposal” means (i) any inquiry, proposal or offer for (A) the dissolution or liquidation of Wherify, Lightyear or any Subsidiary of either or (B) a merger, consolidation, tender offer, recapitalization, share exchange or other business combination involving 25% or more of such entity’s equity securities or membership interests, (ii) any proposal for the issuance by any such entity of over 25% of its equity securities or membership interests or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 25% of the equity securities, membership interests or consolidated total assets of such entity, in each case other than the Merger contemplated by this Agreement.

“Action” shall mean any action, order, writ, injunction, judgment or decree outstanding or suit, litigation, proceeding, arbitration, audit or investigation by or before any Governmental Entity.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

“Ancillary Agreements” shall mean the Certificate of Merger, the officers’ certificates delivered pursuant to Sections 12.2(a) and 12.3(a), the Escrow Agreement provided for in Section 10.5, and each employment agreement provided for in Section 10.3.

“Assets” shall mean, with respect to any Person, the right, title and interest of such Person, in their properties, assets and rights of any kind, whether tangible or intangible, real or personal, including without limitation the right, title and interest in the following:

(a) all Contracts;

(b) all Fixtures and Equipment;

(c) all Facilities;

(d) all inventory;

(e) all Books and Records;

(f) all Intellectual Property;

(g) all Permits;

(h) all return and other rights under or pursuant to all warranties, representations and guarantees made by suppliers and other third parties in connection with the Assets or services furnished to such Person;

(i) all cash, accounts receivable, deposits and prepaid expenses; and

(j) all goodwill.

“Benefit Arrangement” shall mean any employment, consulting or severance arrangement or policy and each plan, arrangement, program, agreement or commitment providing for insurance coverage, workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (b) is or has been entered into, maintained, contributed to or required to be contributed to by a Party or an ERISA Affiliate of a Party or under which a Party or any ERISA Affiliate of a Party may incur any liability or obligation, and (c) covers any employee, former employee, consultant or director of a Party or any ERISA Affiliate of a Party (with respect to their relationship with such entities).

“Books and Records” shall mean, with respect to any Person, (a) all product, business and marketing plans, sales and promotional literature and artwork relating to the Assets or the business of such Person and (b) all books, records, lists, ledgers, financial data, files, reports, product and design manuals, plans, drawings, technical manuals and operating records of every kind relating to the Assets or the business of such Person, in each case whether maintained as hard copy or stored in computer memory.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., as amended.

“Certificate” shall mean an outstanding certificate or certificates which immediately prior to the Effective Time represented units of Lightyear Membership Interests.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor law.

“Contracts” means, with respect to any Person, all agreements, contracts, obligations, binding commitments and binding arrangements (a) to which such Person is a party, (b) under which such Person has any rights, (c) under which such Person has any Liability or (d) by which such Person or any Asset of such Person is bound, including, in each case, all amendments, modifications and supplements thereto.

“Daily Per Share Price” shall mean, for any trading day, the last reported sale price per share of Wherify Common Stock as reported on the Over-the-Counter Bulletin Board (or such successor reporting agency that reports trading in Wherify Common Stock) for that day.

“DGCL” shall mean the Delaware General Corporation Law.

“Employee Plans” shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans, Welfare Plans and Employment Agreements.

“Encumbrances” shall mean any lien, pledge, option, right of first refusal, charge, easement, security interest, deed of trust, mortgage, right-of-way, covenant, condition, restriction or encumbrance of third parties.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation relating to: (a) the preservation or reclamation of natural resources, (b) releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; (c) the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; (d) the treatment, storage, disposal or management of Hazardous Materials; (e) exposure to toxic, hazardous or other controlled, prohibited or regulated substances; or (f) the transportation, release or any other use of Hazardous Materials, including CERCLA, EPCRA, HTMA, RCRA, TSCA, the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., and the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.

“EPCRA” shall mean the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq., as amended.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to a party, any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of “affiliated service group” with, the party as defined in Section 414(b) or (c) of the Code or, solely for the purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, as defined in Section 414(m) or (o) of the Code.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” shall mean a fraction (expressed as a decimal and rounded to the nearest ten-thousandth of a share), determined by dividing:

(a) the number of Lightyear Issuable Wherify Shares minus the number of shares of Wherify Common Stock issuable upon conversion of Senior Subordinated Convertible Notes under Exhibit F and Section 8.2(g) outstanding immediately prior to the Closing; by

(b) 10,000 which is the fully diluted number of membership interest units of Lightyear outstanding immediately prior to the Merger.

“Facilities” shall mean, as to any Person, all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and all real property and related facilities owned, leased or used by such Person.

“Financing Shares” shall mean shares of Wherify Series D Preferred Stock issued after the date of this Agreement and prior to or simultaneously with the Closing to one or more bona fide third party purchasers in an equity financing pursuant to which Wherify sells shares of its Preferred Stock with the principal purpose of raising capital.

“Fixtures and Equipment” shall mean, with respect to any Person, all of the furniture, fixtures, furnishings, machinery and equipment owned, leased or used by such Person and located in, at or upon the Facilities of such Person.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

“Governmental Entity” shall mean any court, regulatory or administrative agency, commission or other governmental authority, body or instrumentality, domestic or foreign.

“Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under applicable Environmental Laws or the release of which is regulated under applicable Environmental Laws. Without limiting the generality of the foregoing, the term includes: “hazardous substances” as defined in CERCLA; “extremely hazardous substances” as defined in EPCRA; “hazardous waste” as defined in RCRA; “hazardous materials” as defined in HMTA; a “chemical substance or mixture” as defined in TSCA; crude oil or petroleum products; radioactive materials, including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons; and radon.

“HTMA” shall mean the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq., as amended.

“Intellectual Property” shall mean all (a) U.S. and foreign patents, patent applications, patent disclosures and improvements thereto, including petty patents and utility models and applications therefor, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith and registrations and applications, extensions or renewals for registration thereof, (c) U.S. and foreign copyrights and registrations and applications, extensions or renewals for registration thereof, (d) U.S. and foreign mask work rights and registrations and applications, extensions or renewals for registration thereof, (e) trade secrets, (f) inventions, formulae, tools, methods, processes, designs, know-how or other data or information, (g) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (h) World Wide Web addresses, domain names and sites; (i) copies and tangible embodiments of any of the items described in the foregoing (a) through (g); and (j) licenses of any rights with respect to any of the items described in the foregoing (a) through (i).

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“Kentucky Statutes” shall mean the Kentucky Revised Statutes.

“Knowledge” shall mean with respect to any Person, the actual knowledge of such Person. Lightyear shall be deemed to have “Knowledge” of a particular fact or other matter if any of its Managers or officers has Knowledge of such fact or other matter. Wherify shall be deemed to have “Knowledge” of a particular fact or other matter if any of its directors and officers has Knowledge of such fact or other matter.

“Liability” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

“Lightyear Issuable Wherify Shares” shall mean a number of shares of Wherify Series C Preferred Stock which are convertible into that number of shares of Wherify Common Stock at the Closing equal to 1.038 multiplied by the Wherify Outstanding Shares, where “Wherify Outstanding Shares” means the sum of:

(i) the number of shares of Wherify Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Financing Shares that are Wherify Common Stock);

(ii) the number of shares of Wherify Common Stock issuable upon exercise of warrants and conversion of shares, debentures and other rights to acquire shares of Wherify Common Stock outstanding immediately prior to the Effective Time, including without limitation:

(A) Wherify Series A Preferred Stock and Wherify Series B Preferred Stock, on an as converted basis (including without limitation any accrued but undeclared dividends payable in such shares);

(B) the number of shares of Wherify Common Stock issuable upon conversion of all Financing Shares issued prior to the Effective Time, to the extent such Financing Shares have a purchase price of up to but not more than $15,000,000, on an as converted basis;

but excluding:

(1) all shares of Series C Stock issuable as Merger Shares; and

(2) shares of Wherify Common Stock issuable upon conversion of all Financing Shares issued prior to the Effective Time, to the extent such Financing Shares have a purchase price in excess of $15,000,000, on an as converted basis. For the purpose of clarity, the equity dilution caused by the sale of Financing Shares having an aggregate purchase price in excess of $15,000,000 and of any equity issuances after the Effective Time shall apply pro rata to all holders of Wherify equity, including without limitation holders of Wherify Issuable Shares or any convertible notes, after the Effective Time.

“Lightyear Operating Agreement” shall mean that Second Amended and Restated Operating Agreement of Lightyear dated July 30, 2003.

“Lightyear Membership Interests” shall mean the membership interest of Lightyear.

“Lightyear Members” mean the holders of Lightyear Membership Interests immediately prior to the Closing.

“LNS Membership Interests” shall mean the membership interest of LNS.

“LNS Operating Agreement “shall mean that certain operating agreement of LNS dated December 2, 2003.

“Material Adverse Effect” shall mean, with respect to a Person, any event, fact or circumstance that has substantial adverse effect or substantial adverse change in the assets, liabilities, business, operations, results of operations or condition (financial or otherwise) of such Person, taken as a whole, or, if such Person is a Party, on the ability of such Person to consummate the transactions contemplated hereby; provided, however, that any adverse change, event, circumstance or development with respect to, or effect resulting from (A) general economic conditions or conditions generally affecting the Party’s industry, except in either case to the extent such Party is materially disproportionately affected thereby, (B) the announcement or pendency of the Merger or any other transactions expressly contemplated hereby, (C) compliance with the terms and conditions of this Agreement, (D) a change in the stock price or trading volume of Wherify Common Stock, provided that clause (D) shall not exclude any underlying effect which may have caused such change in stock price or trading volume or failure to meet published revenue or earnings projections, (E) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof or (F) the continued incurrence of losses by Wherify shall not in and of itself constitute, or otherwise be considered in determining whether there exists, a Material Adverse Effect.

“Multiemployer Plan” shall mean any “multiemployer plan,” as defined in Section 3(37) of ERISA, (a) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability or obligation and (b) which covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

“Party Contract” with respect to a party shall mean the following Contracts:

(a) all written management, compensation, employment or other Contracts entered into with any executive officer, director or key employee of such party;

(b) all Contracts which provide for Liability to the party in excess of $25,000.00;

(c) all contracts under which such party has any outstanding indebtedness, obligation or liability for borrowed money or the deferred purchase price of property or has the right or obligation to incur any such indebtedness, obligation or liability, in each case in an amount greater than $25,000.00 or in the aggregate more than $50,000.00;

(d) all Contracts providing for indemnification of any Person with respect to Liabilities relating to any current or former business of such party, other than customary indemnification provisions contained in Contracts for the purchase of supplies or the sale of inventory in the ordinary course of business, in an individual amount or potential amount greater than $25,000.00 or in the aggregate more than $50,000.00;

(e) all Contracts under which such party has directly or indirectly guaranteed any Liabilities of any Person in an individual amount or potential amount greater than $25,000.00 or in the aggregate more than $50,000.00;

(f) all Contracts which limit the ability of such party to compete in any line of business or with any Person or in any geographic area or which limit the ability of such party with respect to the development, manufacture, marketing, sale or distribution of, or other rights with respect to, any products or services;

(g) all Contracts concerning a partnership, joint venture or joint development;

(h) all Contracts relating to acquisitions or dispositions of any business or product line;

(i) all material Contracts pursuant to which such party has agreed to pay a rebate other than any such Contracts entered in the ordinary course of business consistent with past practice;

(j) all material Contracts pursuant to which such party has licensed from or to a third party any Intellectual Property (except any such agreements relating to commercially available off the shelf software);

(k) all Contracts providing for or granting an Encumbrance upon any material Asset of such party (other than a Permitted Encumbrance);

(l) all Contracts providing for or containing confidentiality and non-disclosure obligations (other than standard non-disclosure forms signed by employees generally); and

(m) all other material Contracts.

“Pension Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (a) which a Party or any ERISA Affiliate of a Party maintains, administers, contributes to or is required to contribute to, or has been maintained, administered or contributed to or required to be contributed to, or under which a Party or any ERISA Affiliate of a Party may incur any liability and (b) which covers any employee or former employee of a Party or any ERISA Affiliate of a Party (with respect to their relationship with such entities).

“Permits” means all consents, licenses, permits, certificates, variances, exemptions, franchises and other approvals issued, granted, given, or otherwise made available by any Governmental Entity.

“Permitted Encumbrances” shall mean (a) those Encumbrances that result from all statutory or other liens for Taxes or assessments (1) which are not yet due and payable or (2) the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP; (b) those Encumbrances that result from any cashiers’, landlords’, workers’, mechanics’, carriers’, materialmen’s, suppliers’ or repairers’ lien and other similar Encumbrances imposed by law or incurred in the ordinary course of business in respect of obligations which are not overdue; (c) those Encumbrances imposed by any law, rule, regulation, ordinance or restriction promulgated by any Governmental Entity, other than those created by agreement with a Governmental Entity; (d) those Encumbrances that result from all leases, subleases or licenses to which Lightyear or Wherify is a party; (e) any title exception set forth Section 1(a) of the Lightyear or Wherify Disclosure Schedule; and (f) all other Encumbrances which, individually, or in the aggregate, do not detract from or interfere with or impair the use, value or marketability of the Asset subject thereto or affected thereby or the conduct of the Company’s business.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, governmental agency or instrumentality, or any other entity.

“Prohibited Transaction” means a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.

“Puerto Rico Membership Interests” shall mean the membership interest of Lightyear Alliance of Puerto Rico, LLC.

“Qualifying Proposal” means a Superior Proposal or an Acquisition Proposal that constitutes or, in the good faith judgment of the Board of Directors of Wherify or Lightyear, as applicable, after consultation with outside counsel and its independent financial advisor, would reasonably be expected to result in a Superior Proposal.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., as amended.

“Representative” shall mean, with respect to any Person, that Person’s officers, directors, employees, financial advisors, agents or other representatives.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Subordinated Convertible Notes” shall mean those senior subordinated convertible notes to be issued by LNS prior to the Closing with the terms as set forth in Exhibit F, including any convertible notes issues under Section 8.2(g).

“Stock Price” shall mean the average of the Daily Per Share Prices for the ten consecutive trading days ending on the trading day two days prior to the date on which such price is to be determined.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture, association or other entity, of which (a) such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (b) such Person is a general partner, manager or managing member or (c) such Person holds a majority of the equity economic interest.

“Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire all or substantially all of the equity securities, equity interests or assets of Wherify or Lightyear, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, on terms which the Board of Directors of Wherify or the Board of Directors of Lightyear, as applicable, determines in its good faith judgment to be more favorable from a financial point of view to the stockholders of Wherify or the Members of Lightyear, as applicable, than the transactions contemplated by this Agreement (after consultation with respect thereto with its independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either party to amend the terms of this Agreement).

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“TSCA” shall mean the Toxic Substances Control Act, 15 U.S.C. 2601, et seq., as amended.

“Welfare Plan” shall mean any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, (a) which Lightyear or Wherify or any ERISA Affiliate of Lightyear or Wherify maintains, administers, contributes to or is required to contribute to, or under which Lightyear or Wherify or any ERISA Affiliate of Lightyear or Wherify may incur any liability or obligation and (b) which covers any employee or former employee, consultant or director of Lightyear or Wherify or any ERISA Affiliate of Lightyear or Wherify (with respect to their relationship with such entities).

“Wherify Canada” shall mean 4031806 Canada Inc., a wholly-owned subsidiary of Wherify established under the Canada Business Corporations Act.

“Wherify Common Stock” shall mean the Common Stock, par value $0.01 per share, of Wherify.

“Wherify Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.01 per share, of Wherify.

“Wherify Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.01 per share, of Wherify.

“Wherify Series C Preferred Stock” shall mean the Series C Preferred Stock, par value $0.01 per share, of Wherify.

“Wherify Series D Preferred Stock” shall mean the Series D Preferred Stock, par value $0.01 per share, of Wherify.

Table of Other Defined Terms

Terms	Cross Reference in Agreement
Agreement	Preamble
Alternative Acquisition Agreement	Section 10.1(b)
Certificate of Merger	Section 2.2
Closing	Section 2.4
Closing Date	Section 2.4
Combined Company	Section 2.1
Confidentiality Agreement	Section 10.10
Constituent Corporations	Section 2.1
Effective Time	Section 2.2
Expenses	Section 10.12
Governmental Approvals	Section 10.16(a)
Lightyear Disclosure Schedule	Article V
Lightyear Indemnified Party	Section 11.4
Lightyear Voting Proposal	Section 5.5
Lightyear Warrant	Section 3.2
LNS Balance Sheet	Section 5.8
LNS Financial Statements	Section 5.8
LNS Insurance Policies	Section 5.19
LNS Leased Real Property	Section 5.10(f)
LNS Owned Real Property	Section 5.10(e)
Merger	Recitals
Merger Shares	Section 3.1(b)
Merger Sub	Preamble
Merger Sub Disclosure Schedule	Article VI
Notifying Party	Section 10.16(b)
Occupancy Agreements	Section 5.10(e)
Party or Parties	Preamble
Puerto Rico	Preamble
Surviving Entity	Section 2.1
Wherify Disclosure Schedule	Article VII
Wherify Indemnified Party	Section 11.5
Wherify Reference Balance Sheet	Section 7.6
Wherify SEC Report	Section 7.5

ARTICLE II
THE MERGER

2.1 The Merger. In accordance with the provisions of this Agreement, at the Effective Time (as hereinafter defined), the Merger Sub shall be merged with and into Lightyear, with Lightyear as the Surviving Entity which shall continue its existence under the laws of the State of Kentucky (the “Surviving Entity”) unimpaired and unaffected by the Merger and the separate existence of the Merger Sub shall cease. Lightyear and the Merger Sub are sometimes hereinafter collectively referred to as the “Constituent Corporations.” Lightyear and Wherify after the Merger are sometimes hereinafter referred to as the “Combined Company.”

2.2 Effective Time. The Merger shall become effective at the time of the effective filing of a Certificate of Merger, attached hereto as Exhibit A (the “Certificate of Merger”), with the Secretary of State of Delaware and Secretary of State of Kentucky in accordance with the provisions of the DGCL and/or Chapter 271B of the Kentucky Statutes, respectively, or at such later time as is established by Wherify and Lightyear and set forth in the Certificate of Merger (the “Effective Time”). Lightyear and the Merger Sub agree to file the aforementioned Certificate of Merger at the time of the Closing, as hereinafter defined or as soon as practicable thereafter.

2.3 Effect of the Merger.

(a) At the Effective Time, the Surviving Entity shall, without transfer, thereupon and thereafter possess all assets and property of every description, and every interest therein, wherever located, and the rights privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, and be subject to all of the restrictions, disabilities, and duties of each of the Constituent Corporations, and all obligations of, or belonging to, or due to, either of the Constituent Corporations, shall be vested in the Surviving Entity without further act or deed; all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises, and authority shall thereafter be the property of the Surviving Entity as effectively as when they were the property of the Constituent Corporations, and the title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or in any way be impaired by reason of the Merger; all rights of creditors and all liens upon any property of the Constituent Corporations existing as of the Effective Time shall be preserved unimpaired; and all debts, liabilities, and duties of the Constituent Corporations shall thenceforth attach to the Surviving Entity and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred for or by it; and any action or proceeding, whether civil, criminal, or administrative, pending by or against either Constituent Corporation shall be prosecuted as if the Merger had not taken place, or the Surviving Entity may be substituted in any such action or proceeding.

(b) All corporate acts, plans, policies, contracts, approvals, and authorizations of Lightyear and its Members, Managers, committees elected or appointed by its Board of Directors, officers, and agents that were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, contracts, approvals, and authorizations of the Surviving Entity and shall be effective and binding thereon as the same were with respect to Lightyear provided that this clause shall not in any way negate or negatively affect any representations and warranties, agreements or covenants of Lightyear Parties contained in this Agreement.

(c) All corporate acts, plans, policies, contracts, approvals, and authorizations of Merger Sub and its shareholders, directors, committees elected or appointed by its Board of Directors, officers, and agents that were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, contracts, approvals, and authorizations of the Surviving Entity and shall be effective and binding thereon as the same were with respect to Merger Sub provided that this clause shall not in any way negate or negatively affect any representations and warranties, agreements or covenants of Wherify and Merger Sub contained n this Agreement.

2.4 Closing. The Closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on a date to be specified by Wherify and Lightyear (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article XII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) at the offices of Frost Brown Todd LLC, 400 West Market Street, 32nd Floor, Louisville, Kentucky, 40202-3363 or at such other place and on such other date as the Parties may mutually agree in writing.

2.5 Articles of Organization, Operating Agreement. The Articles of Organization and Operating Agreement attached hereto as Exhibit B shall be the Articles of Organization and Operating Agreement of the Surviving Entity immediately after Closing. Each of the Lightyear Members hereby agrees to the amendment of the Charter Documents to the Operating Agreement attached as Exhibit  B effective as of the Closing.

2.6 Directors and Officers. The managers and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers, respectively, of the Surviving Entity from and after the Effective Time, each to hold office in accordance with the Articles of Organization and the Operating Agreement of the Surviving Entity until their successors are elected or appointed and qualified or until their resignation or removal.

2.7 Shareholder and Director Approvals.

(a) Merger Sub shall submit the Merger and all other actions contemplated by this Agreement that require approval and adoption by its shareholders, for consideration, approval and adoption at a special meetings of shareholders, as the case may be, convened as soon after the date hereof as is possible (or if feasible, by means of written consent in lieu of a special meeting.

(b) Subject to all the conditions set forth in Article XII being satisfied, the Lightyear Managers hereby approve the Merger, agree to execute any and all documents to evidence such approval as required by the Kentucky Statutes and authorize the appropriate officers of Lightyear to sign this Agreement and all documents necessary to consummate the transactions consummated herein.

(c) The Merger Sub shall submit, for consideration, approval and adoption at a special meeting of directors convened as soon prior to the Closing as is possible after the date hereof, the Merger and all other actions contemplated by this Agreement that require approval and adoption by the directors of the Merger Sub.

(d) Wherify and Lightyear shall promptly make any and all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

ARTICLE III
CONVERSION OF SHARES

3.1 Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) Each share of the common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable unit of membership interest of the Surviving Entity. Each certificate of Merger Sub evidencing ownership of any such shares shall evidence ownership of a like number of units of membership interest of the Surviving Entity.

(b) Each unit of Lightyear Membership Interests issued and outstanding immediately prior to the Effective Time shall automatically be converted into (and represent the right to receive) that number of validly issued, fully paid and nonassessable shares of Wherify Series C Preferred Stock equal to the Exchange Ratio (the “Merger Shares”). As of the Effective Time, the units of Lightyear Membership Interests converted into Wherify Series C Preferred Stock pursuant to this Section 3.1(b) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of any such units of Lightyear Membership Interests shall cease to have any rights with respect to such Lightyear Membership Interests and any other rights under or arising out of the Charter Documents except (i) the right to receive the Wherify Series C Preferred Stock pursuant to this Section 3.1(b), (ii) any cash in lieu of fractional Wherify Series C Preferred Stock to be issued or paid in consideration therefor and (iii) any dividends or distributions payable pursuant to Section 3.7 upon the surrender of such certificate in accordance with Section 3.5, without interest.

3.2 Lightyear Warrant; Legend. Lightyear has issued to MCI Worldcom n/k/a Verizon (“Verizon”) on November 5, 2003 a warrant granting Verizon the right to acquire 1,000 units in Lightyear, which was subsequently decreased by agreement between Lightyear and Verizon, to 660 units (the “Verizon Warrant”). LANJK has agreed, and hereby ratifies such agreement, that if Verizon exercises the warrant, LANJK shall sell to Lightyear 660 units for the exercise price (which amount is $1.00 per share) under the Lightyear Warrant such that LANJK would be the only Lightyear member diluted if the Lightyear Warrant were exercised by Verizon. If Verizon exercises the warrant prior to the Closing, the 660 Lightyear units shall be issued to Verizon and 660 units shall be redeemed from LANJK. If Verizon exercises the warrant after the Closing, LANJK shell convey to Verizon those number of Wherify Series C Preferred Stock that Verizon would have received under Section 3.1(b) to this Agreement it had exercised its warrant prior to the Closing. The Merger Shares issued to LANJK and the stock certificate evidencing such shall have the appropriate legends reflecting the above terms.

3.3 Fractional Shares. Wherify shall not issue fractional shares of Wherify Series C Preferred Stock pursuant to the provisions of 3.1(b) immediately above, but, in lieu thereof, shall make a cash payment equal to the product of the Stock Price multiplied by the fraction of a whole share represented by the fractional share.

3.4 Adjustments to Exchange Ratio. Subject to Lightyear’s consent, the Exchange Ratio shall be adjusted to reflect fully the effect of any reclassification, stock split, consolidation, reverse split, stock dividend (including any dividend or distribution of securities convertible into Wherify Common Stock or Lightyear Membership Interests), reorganization, capital redemption or repayment, bonus issue, recapitalization or other like change with respect to Wherify Common Stock, Wherify Series C Preferred Stock or Lightyear Membership Interests occurring (or for which a record date is established) after the date hereof and prior to the Closing.

3.5 Exchange of Certificates.

(a) After the Effective Time, each holder of any outstanding Certificate or Certificates may, but is not required to, surrender such Certificate or Certificates to Lightyear along with such other documents as may be deemed necessary by Lightyear, the Surviving Entity or Wherify effectively to surrender and exchange such Certificate or Certificates. From and after the Effective Time and until Certificates are surrendered for exchange or registration of transfer, all Certificates shall be deemed for all purposes to represent and evidence the number of shares of Wherify Series C Preferred Stock into which they were so converted under the terms of Section 3.1(b) of this Agreement.

(b) After the Effective Time, whenever Certificates are presented for exchange or registration of transfer, Wherify shall cause to be issued in respect thereof certificates representing the number of shares of Wherify Series C Preferred Stock into which the surrendered units of Lightyear Membership Interests were so converted under the terms of Section 3.1(b) of this Agreement.

3.6 Full Satisfaction. All shares of Wherify Series C Preferred Stock into which Lightyear Membership Interests shall have been converted pursuant to this Article III shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares and shall, when issued pursuant to the provisions hereof, be validly issued, fully paid, and nonassessable.

3.7 Dividends and Distributions. No dividends or other distributions declared or made after the Effective Time with respect to Wherify Series C Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Lightyear Certificate until the holder of record of such Lightyear Certificate shall surrender such Lightyear Certificate. Subject to the effect of applicable laws, following surrender of any such Lightyear Certificate, there shall be issued and paid to the record holder of the Lightyear Certificate, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole Wherify Series C Preferred Stock, without interest, and, at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole Wherify Series C Preferred Stock.

ARTICLE IV
[INTENTIONALLY OMITTED]

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF LIGHTYEAR PARTIES

Each Lightyear Party represents and warrants to Wherify and the Merger Sub that, to its Knowledge, the statements contained in this Article V (Section 5.1 through 5.34) are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by Lightyear to Wherify on or before the date of this Agreement (the “Lightyear Disclosure Schedule”). The Lightyear Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article V and the disclosure in any paragraph shall qualify the corresponding paragraph in this Article V where such disclosure would be appropriate and for which the relevance of such disclosure is reasonably apparent based upon its nature and substance.

5.1 Organization and Standing of Lightyear. Each of Lightyear and LNS is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Kentucky. Each has full requisite power and authority to carry on its business as it is now being conducted and as proposed to be conducted, and to own, operate, and lease the properties now owned, operated, or leased by it. Each is duly authorized and qualified to carry on its business in the manner as now conducted and as proposed to be conducted in each state in which authorization and qualification is required. Section 5.1 of the Lightyear Disclosure Schedule sets forth a list of the jurisdictions in which each is qualified to transact business. Each has made available to Wherify and its representatives as requested true, correct and complete copies of the contents of its minute book, which are accurate in all material respects and set forth fully and fairly all of its material transactions. Each has delivered to Wherify complete and accurate copies of the Lightyear Operating Agreement, which is the current operating agreement of Lightyear.

5.2 Capitalization of Lightyear and LNS.

(a) All units of Lightyear Membership Interests are held by Lightyear Members and were issued and outstanding prior to the Effective Time. The units of Lightyear Membership Interests issued and outstanding prior to the Effective Time are duly and validly authorized and issued, fully paid and non-assessable, and were not issued in violation of any preemptive rights. The units of Lightyear Membership Interests issued and outstanding prior to the Closing were issued, and all secondary transfers of such shares permitted by Lightyear were made, in compliance with all applicable law (including, without limitation, available exemptions from the securities offering registration requirements of federal and state law). Except for the Lightyear Warrant, no warrant, call, subscription, convertible security, or commitment of any kind obligating Lightyear to issue any Lightyear Membership Interests exists. Lightyear does not have any stock option or purchase plans. There is not any compensation plan applicable to any of the officers, directors, or employees of Lightyear under which compensation accrued or payable is determined, in whole or in part, by reference to Lightyear Membership Interests. There are no agreements or commitments obligating Lightyear to repurchase or otherwise acquire any Lightyear Membership Interests, except as set forth in the Lightyear Operating Agreement. Lightyear has no rights of repurchase or redemption right or right of first refusal with respect to any units of Lightyear Membership Interests, except as set forth in the Lightyear Operating Agreement.

(b) Lightyear is the sole member of LNS. Such LNS Membership Interests issued and outstanding prior to the Effective Time are duly and validly authorized and issued, fully paid and non-assessable, and were not issued in violation of any preemptive rights. The LNS Membership Interests issued and outstanding prior to the consummation of the Merger were issued, and all secondary transfers of such shares permitted by LNS were made, in compliance with all applicable law (including, without limitation, available exemptions from the securities offering registration requirements of federal and state law). No warrant, call, subscription, convertible security, or commitment of any kind obligating LNS to issue any LNS Membership Interests exists. LNS does not have any stock option or purchase plans. There is not any compensation plan applicable to any of the officers, directors, or employees of LNS under which compensation accrued or payable is determined, in whole or in part, by reference to LNS Membership Interests. There are no agreements or commitments obligating LNS to repurchase or otherwise acquire any LNS Membership Interests, except as set forth in the LNS Operating Agreement. LNS has no rights of repurchase or redemption right or right of first refusal with respect to any units of LNS Membership Interests, except as set forth in the LNS Operating Agreement.

(c) LNS is the sole member of Puerto Rico. Such Puerto Rico Membership Interests issued and outstanding prior to the Effective Time are duly and validly authorized and issued, fully paid and non-assessable, and were not issued in violation of any preemptive rights. The Puerto Rico Membership Interests issued and outstanding prior to the consummation of the Merger were issued, and all secondary transfers of such shares permitted by Puerto Rico were made, in compliance with all applicable law (including, without limitation, available exemptions from the securities offering registration requirements of federal and state law). No warrant, call, subscription, convertible security, or commitment of any kind obligating Puerto Rico to issue any Puerto Rico Membership Interests exists. Puerto Rico does not have any stock option or purchase plans. There is not any compensation plan applicable to any of the officers, directors, or employees of Puerto Rico under which compensation accrued or payable is determined, in whole or in part, by reference to Puerto Rico Membership Interests. There are no agreements or commitments obligating Puerto Rico to repurchase or otherwise acquire any Puerto Rico Membership Interests, except as may be set forth in applicable statutes. Puerto Rico has no rights of repurchase or redemption right or right of first refusal with respect to any units of Puerto Rico Membership Interests, except as may be set forth in applicable statute.

5.3 Subsidiaries and Other Ventures. Other than LNS, Lightyear has no subsidiaries or affiliated corporations, and owns no capital stock, bond, or other security of, or has any equity or proprietary interest in, any corporation, partnership, joint venture, trust, or unincorporated association. Other than Puerto Rico, LNS has no subsidiaries or affiliated corporations, and owns no capital stock, bond, or other security of, or has any equity or proprietary interest in, any corporation, partnership, joint venture, trust, or unincorporated association. Puerto Rico has no subsidiaries or affiliated corporations, and owns no capital stock, bond, or other security of, or has any equity or proprietary interest in, any corporation, partnership, joint venture, trust, or unincorporated association.

5.4 Ownership of Membership Interest.

(a) Section 5.4(a) of the Lightyear Disclosure Schedule sets forth the respective ownership percentage or units of Lightyear Membership Interests. Except as set forth on Section 5.4(a) of the Lightyear Disclosure Schedule, all of Lightyear Membership Interests are owned free and clear of any Encumbrances. None of the outstanding units of Lightyear Membership Interests are subject to any voting trust, voting agreement, or other agreement or understanding with respect to the voting thereof, nor is any proxy in existence with respect to any such shares.

(b) Except as set forth on Section 5.4(b) of the Lightyear Disclosure Schedule, all of LNS Membership Interests are owned free and clear of any Encumbrances. None of the outstanding units of LNS Membership Interests are subject to any voting trust, voting agreement, or other agreement or understanding with respect to the voting thereof, nor is any proxy in existence with respect to any such shares.

(c) Except as set forth on Section 5.4(c) of the Lightyear Disclosure Schedule, all of Puerto Rico Membership Interests are owned free and clear of any Encumbrances. None of the outstanding units of Puerto Rico Membership Interests are subject to any voting trust, voting agreement, or other agreement or understanding with respect to the voting thereof, nor is any proxy in existence with respect to any such shares.

5.5 Capacity to Enter into Agreement. Each Lightyear Party has all requisite power and authority to enter into this Agreement, the Ancillary Agreements to which such Lightyear Party is a party, and all other agreements, documents and instruments to be executed in connection herewith and, subject only to the adoption of this Agreement and the approval of the Merger (the “Lightyear Voting Proposal”) by Lightyear Members under the Kentucky Statutes, to consummate the transactions contemplated by this Agreement. The execution and delivery by each Lightyear Party of this Agreement, the Ancillary Agreements to which such Lightyear Party is a party, and all other agreements, documents and instruments to be executed by such Lightyear Party in connection herewith have been authorized by all necessary action by such Lightyear Party. When this Agreement, the Ancillary Agreements to which such Lightyear Party is a party, and all other agreements, documents and instruments to be executed by such Lightyear Party in connection herewith have been executed by such Lightyear Party and delivered to Wherify and the Merger Sub, this Agreement, the Ancillary Agreements and such other agreements, documents and instruments will constitute the valid and binding agreements of such Lightyear Party enforceable against such Lightyear Party in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

5.6 Conflicts. Except as set forth on Section 5.6 of the Lightyear Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements, the performance by each Lightyear Party of its obligations hereunder and thereunder, and the consummation of the transactions contemplated by this Agreement hereby or thereby will not (a) violate, conflict with or result in (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any lien on any Lightyear Company’s material Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license or other agreement, instrument or obligation to which any Lightyear Company is a party or by which it or any of its properties or material Assets may be bound or affected, (b) violate any statute, law, ordinance, rule, regulation or judgment, decree or order of any Governmental Entity, applicable to any Lightyear Company or any of its material Assets, (c) result in the creation of any Encumbrance upon any material Assets or business of any Lightyear Company pursuant to the terms of any Contract, permit, authorization, or any order, judgment or decree to which such Lightyear Company is a party or by which such Lightyear Company or any of its Assets are bound or encumbered, or (d) violate any provision in the Lightyear Operating Agreement, the LNS Operating Agreement or Puerto Rico Operation Agreement or any other agreement affecting the governance and control of each Lightyear Company.

5.7 Consents. Except as set forth on Section 5.7 of the Lightyear Disclosure Schedule, no consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any other person, which has not been obtained, is necessary in connection with the execution, delivery, or performance of this Agreement by Lightyear Parties, other than for the approval of the members of Lightyear, which will be sought pursuant to this Agreement.

5.8 LNS Financial Statements. Each Lightyear Company has delivered to Wherify or its representatives copies of the following financial statements of Lightyear Companies (including, in each case, any related notes and schedules) (hereinafter collectively referred to as the “LNS Financial Statements”): (i) financial statements with full footnotes for the fiscal years ending December 31, 2004, December 31, 2005, December 31, 2006, and December 31, 2007, and (ii)  unaudited balance sheet, statement of income and retained earnings, and cash flows as of June 30, 2008 (collectively “the LNS Balance Sheet”). Except as set forth on Section 5.8 of the Lightyear Disclosure Schedule hereto:

(a) The LNS Financial Statements are complete and correct in all material respects, present fairly the financial condition of each Lightyear Company as at the respective dates thereof, and the results of operations for the respective periods covered thereby, complied or will comply as to form in all material respects with applicable accounting requirements and have been prepared in accordance with GAAP applied on a consistent basis, subject to year-end adjustments and except that unaudited financial statements do not contain all required footnotes;

(b) There is no basis for the assertion of any liabilities or obligations, either accrued, absolute, contingent, or otherwise, which might have a Material Adverse Effect on the value, use, operation or enjoyment of the assets or business of each Lightyear Company, which liabilities or obligations are not expressly set forth on the LNS Balance Sheet;

(c) None of Lightyear Companies are a party to or bound either absolutely or on a contingent basis by any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities or indebtedness of any other person (whether accrued, absolute, contingent or otherwise), which liabilities or obligations are not expressly set forth on the LNS Balance Sheet; and

(d) The information to be supplied by or on behalf of Lightyear Companies for inclusion or incorporation by reference in the 8-K to be filed by Wherify after the signing of this Agreement and the 8-K to be filed before the commencement of the sale of the Financing Shares shall not at the time such 8-K is filed with the SEC or at any time it is amended or supplemented, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(e) Lightyear Members do not have any claims, contingent or otherwise, against any Lightyear Company, and will not have any such claims after the Closing, under the Lightyear Operating Agreement or otherwise, except the right to receive the Merger Shares.

5.9 Absence of Certain Changes and Events. Except as set forth on Section 5.9 of the Lightyear Disclosure Schedule, since the date of the LNS Balance Sheet, there has not been:

(a) Any change having a Material Adverse Effect in the financial condition, operations, business, employee relations, customer relations, assets, liabilities (accrued, absolute, contingent, or otherwise) or income of any Lightyear Company, or the business of any Lightyear Company, from that shown on the LNS Financial Statements;

(b) Any declaration, setting aside, or payment of any distribution in respect of the equity interests in any Lightyear Company, or any direct or indirect redemption, purchase, or any other acquisition of any such interests;

(c) Any borrowing of, or agreement to borrow any funds or any debt, obligation, or liability (absolute or contingent) incurred by any Lightyear Company (whether or not presently outstanding) except current liabilities incurred, and obligations under agreements entered into in the ordinary course of business;

(d) Any creation or assumption by any Lightyear Company of any Encumbrance, other than a Permitted Encumbrance, on any material Asset;

(e) Any sale, assignment, or transfer of any Lightyear Company’s assets, except in the ordinary course of business, any cancellation of any debts or claims owed to any Lightyear Company, any capital expenditures or commitments therefore exceeding in the aggregate $15,000, any damage, destruction or casualty loss exceeding in the aggregate $15,000 (whether or not covered by insurance), or any charitable contributions or pledges;

(f) Any amendment or termination of any Contracts to which any Lightyear Company is or was a party or to which any Assets of any Lightyear Company is or was subject, which amendment or termination has had, or may be reasonably expected to have, a Material Adverse Effect on any Lightyear Company; or

(g) any split, combination, reclassification or other amendment of any material term of any outstanding security of any Lightyear Company;

(h) any making of any material loan, advance or capital contribution to any Person;

(i) any compromise, relinquishment, settlement or waiver by any Lightyear Company of a valuable right or material debt owed to it in excess of $5,000;

(j) any resignation or termination of employment of any key employee or executive officer of any Lightyear Company and, each Lightyear Company has not received written notice of any such pending resignation or termination;

(k) except for regularly scheduled increases in compensation or bonuses for non-professional level employees, in each case in the ordinary course of business consistent with past practice, any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any director, officer or employees or agreement or binding promise (orally or otherwise) to pay, conditionally or otherwise, any bonus or extra compensation or other employee benefit to any of such directors, officers or employees or severance;

(l) any employment or severance agreement with or for the benefit of any director, officer or employee of any Lightyear Company;

(m) any change in accounting methods, principles or practices of any Lightyear Company affecting its Assets, Liabilities or business, except immaterial changes permitted by GAAP;

(n) any claim of wrongful discharge or other unlawful labor practice or action with respect to any Lightyear Company;

(o) any material revaluation by any Lightyear Company of any of its Assets;

(p) any material change or modification of any of the credit, collection or payment policies, procedures or practices of any Lightyear Company, including acceleration of collections of receivables, failure to make or delay in making collections of receivables, acceleration of payment of payables or other Liabilities or failure to pay or delay in payment of payables or other Liabilities;

(q) any material discount activity with customers of any Lightyear Company that has accelerated or would accelerate to pre-Closing periods sales that would otherwise in the ordinary course of business consistent with past practices be expected to occur in post-Closing periods;

(r) any settlement or compromise of any Action involving in excess of $50,000;

(s) Any other material transaction by any Lightyear Company outside the ordinary course of business or any other event or condition pertaining to, and that has or reasonably would be expected to have a Material Adverse Effect on any Lightyear Company; or

(t) any agreement by any Lightyear Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with Wherify and its representatives regarding the transactions contemplated by this Agreement).

5.10 Assets. Except as set forth on Schedule 5.10 hereto,

(a) Each Lightyear Company has good and valid title to all of its material Assets, free and clear of all Encumbrances other than Permitted Encumbrances;

(b) Each Lightyear Company’s machinery, equipment, appliances, motor vehicles and fixtures are in good operating condition and repair, subject only to ordinary wear and tear and routine maintenance items;

(c) All of the inventories of Lightyear Companies (including, without limitation, raw materials, spare parts and supplies, work-in-process, finished goods) consist of items of a quality, condition and quantity useable and saleable in the normal course of business;

(d) All of the accounts receivable of Lightyear Entities are valid, subsisting, and genuine, arose out of bona fide transactions and are current and collectible, subject to reserves reflected on the LNS Balance Sheet;

(e) Real Property. Section 5.10(e) of the Lightyear Disclosure Schedule sets forth a list of all real properties owned by Lightyear Companies (collectively, the “LNS Owned Real Property”). Each Lightyear Company has good and valid fee title to, and enjoys peaceful and undisturbed possession of, the LNS Owned Real Property free and clear of any and all Encumbrances other than any Permitted Encumbrances. Except as set forth in Section 5.10(e) of the Lightyear Disclosure Schedule, no Lightyear Entity has received written notice of any pending or threatened special assessment relating to the LNS Owned Real Property. Section 5.10(e) of the Lightyear Disclosure Schedule sets forth a list of all leases, licenses or other occupancy rights affecting the LNS Owned Real Property (“Occupancy Agreements”). The Occupancy Agreements are in full force and effect and there has been no material default under such Occupancy Agreements by Lightyear Companies, or to the Knowledge of any Lightyear Company, by any other party thereto, and, to the Knowledge of any Lightyear Company, there is no existing event or circumstance that with the passage of time or the giving of notice, or both, would constitute a default under such Occupancy Agreements;

(f) Leased Real Property. Section 5.10(f) of Lightyear Disclosure Schedule sets forth a list of all material leased real property used by Lightyear Companies (the “LNS Leased Real Property”). Each Lightyear Company has good and valid leasehold title to, and enjoys peaceful and undisturbed possession of, all of LNS Leased Real Property, free and clear of any and all Encumbrances other than any Permitted Encumbrances. There has been no material default under any lease relating to LNS Leased Real Property by any LNS Entity or, to the Knowledge of any Lightyear Company, by any other party and, to the Knowledge of any Lightyear Company, there is no existing event or circumstance that with the passage of time or the giving of notice, or both, would constitute a default under such lease. Except as set forth in Section 5.10(c) of the Lightyear Disclosure Schedule, no Lightyear Entity has received written notice of any pending or threatened special assessment relating to LNS Leased Real Property; and

(g) There are no restrictions imposed by any Contract which preclude or restrict in any material respect the ability of any Lightyear Company to use any of LNS Owned Real Property or LNS Leased Real Property for the purposes for which it is currently being used.

5.11 Party Contracts. Section 5.11 of the Lightyear Disclosure Schedule sets forth a list of the Party Contracts of each Lightyear Company.

(a) Except as set forth on Section 5.11(a) of the Lightyear Disclosure Schedule, each Party Contract of Lightyear Companies is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms against such Lightyear Company, as applicable and, to the Knowledge of each Lightyear Company, against all other parties thereto; and

(b) There is not, under any such Party Contract of Lightyear Companies any existing or prospective default or event of default by Lightyear Entities or to the Knowledge of Lightyear Companies, any other Person, or event which with notice or lapse of time, or both would constitute a default or give Lightyear Companies or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify, any right, obligation or remedy under any Party Contract of Lightyear Companies, except where such violation, breach, default, exercise, acceleration, cancellation, termination or modification would not reasonably be expected to have a Material Adverse Effect on any Lightyear Company, and in respect to which such Lightyear Company has not taken adequate steps to prevent a default from occurring.

5.12 Permits. Section 5.12 of the Lightyear Disclosure Schedule contains a complete and accurate list of all material Permits that are held by Lightyear Companies. All material Permits of Lightyear Companies are validly held by Lightyear Companies and are in full force and effect. Except as set forth on Section 5.12 of the Lightyear Disclosure Schedule,

(a) the Permits listed on Section 5.12 of the Lightyear Disclosure Schedule, constitute all material Permits that are necessary for Lightyear Companies to carry on their business and to own and use their assets in compliance with all Laws applicable to such operation, ownership and use, and all such licenses, permits and authorizations are in good standing;

(b) Lightyear Companies are in full compliance with and not in default or violation with respect to any term or provision of any of their material Permits;

(c) No notice of pending, threatened, or possible violation or investigation in connection with, or loss of, any Permit of Lightyear Companies, has been received by Lightyear Companies;

(d) Lightyear Companies have no knowledge that the issuance of such a notice is being considered or of any facts or circumstances which form the basis for the issuance of such a notice; and

(e) Except as set forth on Section 5.12 of the Lightyear Disclosure Schedule, no material Permits of Lightyear Companies will be subject to suspension, modification, revocation, cancellation, termination or nonrenewal as a result of the execution, delivery or performance of this Agreement or any Ancillary Agreement or the consummation by Lightyear Companies of the transactions contemplated by this Agreement or any Ancillary Agreement. Lightyear Companies have complied in all material respects with all of the terms and requirements of the material Permits of Lightyear Companies.

5.13 Intellectual Property. Except as set forth on Section 5.13 of the Lightyear Disclosure Schedule,

(a) Each Lightyear Company owns or has the exclusive right to use pursuant to license, sublicense, agreement or permission all of its Intellectual Property, free from any Encumbrances other than other than those Permitted Encumbrances set forth in clauses (a), (b), (c) and (e) of the definition of Permitted Encumbrances set forth in Article I hereof and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. Lightyear’s Intellectual Property comprise all of the Intellectual Property necessary to conduct and operate the business as now being conducted by Lightyear. LNS’ Intellectual Property comprise all of the Intellectual Property necessary to conduct and operate the business as now being conducted by LNS. Puerto Rico’s Intellectual Property comprise all of the Intellectual Property necessary to conduct and operate the business as now being conducted by Puerto Rico.

(b) Immediately after the Closing, each Lightyear Company will own all of its Intellectual Property and will have a right to use all its Intellectual Property, free from any Liens and on the same terms and conditions as in effect prior to the Closing.

(c) The conduct of each Lightyear Company’s business does not infringe or otherwise conflict with any rights of any Person in respect of any of its Intellectual Property. None of its Intellectual Property is being infringed or otherwise used or available for use, by any other Person. As of the date of this Agreement, none of its Intellectual Property is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property rights.

(d) Schedule 5.13 sets forth all agreements, arrangements or laws (i) pursuant to which each Lightyear Company has licensed its Intellectual Property to, or the use of its Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person, and (ii) pursuant to which each Lightyear Company has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements or arrangements set forth on Schedule 5.13 (x) are in full force and effect in accordance with their terms and no default exists thereunder by each Lightyear Company, or by any other party thereto, (y) are free and clear of all Encumbrances other than other than those Permitted Encumbrances set forth in clauses (a), (b), (c) and (e) of the definition of Permitted Encumbrances set forth in Article I hereof, and (z) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement. To the extent requested, each Lightyear Company has delivered to Wherify true and complete copies of all licenses and arrangements (including amendments) set forth on Schedule 5.13. All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, each Lightyear Company in respect of any Intellectual Property are disclosed in the Financial Statements.

(e) No claim or demand of any Person has been made nor is there any proceeding that is pending, or threatened, nor is there a reasonable basis therefor, which (i) challenges the rights of any Lightyear Company in respect of any Intellectual Property, (ii) asserts that any Lightyear Company is infringing or otherwise in conflict with, or is, except as set forth on Schedule 5.13, required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, (iii) claims that any default exists under any agreement or arrangement listed on Schedule 5.13, or (iv) asserts that any Intellectual Property is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property right. None of its Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or other Governmental Authority, or has been the subject of any litigation, whether or not resolved in favor of a Lightyear Company.

(f) The Intellectual Property of each Lightyear Company has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices, domestic or foreign, and each Lightyear Company has taken such other actions, to ensure full protection under any applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect, in each case to the extent material to the business of each Lightyear Company.

(g) There are, and immediately after the Closing will be, no contractual restriction or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Authority on Wherify’s right to use the name and marks of the business of each Lightyear Company as presently carried on by each of them or as such business may be extended by Wherify.

(h) There are no defects in any software embodied in the Intellectual Property that would prevent such software from performing in all material respects the tasks and functions that it was intended to perform. All of the commercially available software that is incorporated into the Owned Software can be replaced by other widely-available and similarly priced alternative commercially available software.

(i) Except as set forth in Section 5.13(i) of the Lightyear Disclosure Schedule, all employees of each Lightyear Company have entered into a valid and binding written agreement with each Lightyear Company sufficient to vest title in each Lightyear Company of all Intellectual Property created by such employee in the scope of his or her employment with each Lightyear Company.

5.14 Employees. Except as set forth on Schedule 5.14 hereto,

(a) No Lightyear Company is a party as an employer to any employment contract, agreement or understanding which is not terminable at will without any penalty, liquidated damages or other required payment;

(b) Each Lightyear Company has satisfied all salaries, wages, unemployment insurance premiums, worker compensation payments, income tax, FICA and other deductions and any like payments required by law; and

(c) No Lightyear Company’s employees are unionized and there have not been, to the Knowledge of Lightyear Company, attempts to unionize them.

5.15 Employee Benefit Plans. Except as set forth on Schedule 5.15 hereto,

(a) No Lightyear Company nor any of its ERISA Affiliates sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Plan;

(b) No individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Employee Plan including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement;

(c) No Employee Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, and neither LNS nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Sections 4971 et. seq. of the Code, or for penalties under ERISA Section 502(c), (i) or (1) with respect to any Employee Plan nor is there a basis for any such claim. No officer, director or employee of any Lightyear Company has committed a breach of any material responsibility or obligation imposed upon fiduciaries by ERISA with respect to any Employee Plan;

(d) Other than routine claims for benefits, there is no claim pending or threatened, involving any Employee Plan by any person against such plan or any Lightyear Company or any ERISA Affiliate. There is no pending or threatened proceeding involving any Employee Plan before the IRS, the U.S. Department of Labor or any other Governmental Entity;

(e) There is no material violation of any reporting or disclosure requirement imposed by ERISA or the Code with respect to any Employee Plan;

(f) Each Employee Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code. Each Lightyear Company and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Employee Plan and applicable law or required to be paid as expenses under such Employee Plan. Each Employer Plan intended to be qualified under Code Section 401(a) has received a determination letter to that effect from the Internal Revenue Service and no event has occurred and no amendment has been made that would adversely affect such qualified status;

(g) With respect to any group health plans maintained by each Lightyear Company or its ERISA Affiliates, whether or not for the benefit of any Lightyear Company’s employees, each Lightyear Company and its ERISA Affiliate have complied in all material respects with the provisions of Part 6 of Title I of ERISA and 4980B of the Code. No Lightyear Company is obligated to provide health care benefits of any kind to its retired employees pursuant to any Employee Plan, including without limitation any group health plan, or pursuant to any agreement or understanding; and

(h) Each Lightyear Company has made available to Wherify a copy of the three (3) most recently filed federal Form 5500 series and accountant’s opinion, if applicable, for each Employee Plan and all applicable IRS determination letters.

5.16 Litigation. Except as set forth on Section 5.16 of the Lightyear Disclosure Schedule,

(a) There are no Actions instituted, pending or to the Knowledge of each Lightyear Company, threatened, against any Lightyear Company, nor are there any outstanding judgments, decrees or injunctions against any Lightyear Company or any of its Assets or any rule or order of any Governmental Entity applicable to any Lightyear Company, in each case which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on such Lightyear Company; and

(b) There is no action, suit, proceeding, or claim pending or, to the Knowledge of each Lightyear Company, threatened against any Lightyear Company by persons not a party to this Agreement wherein an unfavorable decision, ruling, or finding would render unlawful or otherwise materially adversely affect the consummation of the transactions contemplated by this Agreement, nor is there any basis therefor.

5.17 Compliance with Law. Except as set forth on Section 5.17 of the Lightyear Disclosure Schedule,

(a) No Lightyear Company is in violation of, or in default with respect to, or in alleged violation of or alleged default with respect to, any applicable law, rule, regulation, permit, or any writ or decree of any Governmental Entity, including without limitation, any laws, ordinances, rules, regulations, Permits, or orders relating to the business of such Lightyear Company, or the business operations and practices, health and safety, and employment practices of such Lightyear Company except where such violation or default would not have a Material Adverse Effect on such Lightyear Company;

(b) No Lightyear Company is delinquent with respect to any report required to be filed with any Governmental Entity that has in the past certified or endorsed the business of such Lightyear Company except where such delinquency would not have a Material Adverse Effect on such Lightyear Company; and

(c) No Lightyear Company is delinquent with respect to any reports required by private covenants or agreements to which it is a party except where such delinquency would not have a Material Adverse Effect on such Lightyear Company.

5.18 Taxes. To the extent requested, each Lightyear Company has delivered to Wherify or its representatives as requested true, correct and complete copies of all federal, state, and other appropriate jurisdictional Tax Returns, reports, and estimates regarding LNS. Except as set forth on Section 5.18 of the Lightyear Disclosure Schedule,

(a) Each of the Tax Returns is complete, proper and accurate and has been filed with appropriate governmental agencies by each Lightyear Company for each period for which such Tax Return was due;

(b) All Taxes shown by the Tax Returns to be due and payable have been timely paid;

(c) The unpaid Taxes of each Lightyear Company for Tax periods through the date of the LNS Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the LNS Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles. All Taxes attributable to the period from and after the date of the LNS Balance Sheet and continuing through the Closing Date are attributable to the conduct by each Lightyear Company of its operations in the ordinary course of business and are consistent both as to type and amount with Taxes attributable to such comparable period in the immediately preceding year. All Taxes that each Lightyear Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(d) No Lightyear Company has given or been requested to give, or executed, any extension of time or waiver of any statute of limitations with respect to federal, state, or other political subdivision income or other tax for any period;

(e) No Lightyear Company has received any notice of deficiency or assessment issued or proposed deficiency or assessment by the IRS or any other taxing authority, nor is there any basis therefor; and

(f) The income Tax Returns of each Lightyear Company have not been audited by the applicable Governmental Entity. No examination, audit or other dispute with respect to any material Tax Return of each Lightyear Company by any Governmental Entity is currently in progress or threatened or contemplated. No Lightyear Company has been informed by any Governmental Entity that the Governmental Entity believes that such Lightyear Company was required to file any material Tax Return that was not filed. No Lightyear Company has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(g) No Lightyear Company (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Section 280G(b)(4)); (iii) has actual or potential liability for any Taxes of any person (other than Lightyear) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; or (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b). Each Lightyear Company has provided to Wherify the information necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement for which Lightyear, LNS or Wherify may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

5.19 Insurance. Except as set forth on Section 5.19 of the Lightyear Disclosure Schedule,

(a) All insurance policies either maintained by each Lightyear Company or maintained by any other person which relates to each Lightyear Company or its assets in any manner as of the date hereof (collectively, the “LNS Insurance Policies”) are still in full force and effect, and all premiums due thereon have been paid;

(b) Each Lightyear Company has complied in all material respects with the provisions of all LNS Insurance Policies;

(c) No claim is pending under any of the LNS Insurance Policies;

(d) There are no outstanding requirements or recommendations by any insurance company that issued any of the LNS Insurance Policies or by any Board of Fire Underwriters or other similar body exercising similar functions or by any Governmental Entity exercising similar functions which requires or recommends any changes in the conduct of the business of, or any repairs or other work to be done on or with respect to any of the properties or Assets of, each Lightyear Company; and

(e) No Lightyear Company has received any notice or other communication from any such insurance company within the one (1) year preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of the LNS Insurance Policies, and no such cancellation, amendment or increase of premiums is threatened.

5.20 Environmental Matters. Except as set forth on Section 5.20 of the Lightyear Disclosure Schedule,

(a) Each Lightyear Company is in compliance with all applicable federal, state and local laws and regulations relating to pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Materials (and all laws and regulations with regard to record keeping, notification and reporting requirements respecting Hazardous Materials;

(b) No Lightyear Company has received any notice from any Governmental Entity with respect to any alleged violation by it of any applicable federal, state or local environmental or health and safety statutes and regulations in connection with any Lightyear Company’s operations, nor is there any basis therefor;

(c) No Lightyear Company has been alleged to be in violation of, or has been subject to any administrative or judicial proceeding pursuant to, such laws and regulations, either now or at any time during the past five years;

(d) There are no permits, licenses, consents, filings or other approvals necessary or required to be obtained or made by laws and regulations relating to Hazardous Material, pollution controls and environmental contamination in connection with any Lightyear Company’s business;

(e) No Lightyear Company is a party to any contract or other agreement relating to the storage, transportation, treatment or disposal of Hazardous Materials;

(f) There are no claims or facts or circumstances that any Lightyear Company reasonably believes could form the basis for the assertion of any claim relating to environmental matters involving such Lightyear Company, including, but not limited to, any claim arising from past or present practices of the business of such Lightyear Company, or with respect to properties now or previously owned or leased, as asserted under CERCLA, or RCRA, or any other federal, state or local environmental statute, or the generation, use, treatment, disposal, discharge, ownership, operation, transportation, storage of Hazardous Materials, or any other related act or omission of such Lightyear Company;

(g) No Lightyear Company is subject to any remedial obligation under applicable law or administrative order or decree pertaining to environmental, health or safety statutes or regulations, including, without limitation, CERLA, RCRA or any similar state statute;

(h) To each Lightyear Company’s Knowledge, no Hazardous Material or other substances known or suspected to pose a threat to health or the environmental have been disposed of or otherwise released on or near any real property or improvements of any Lightyear Company, and there are no off-site locations where Hazardous Materials associated in any way with any Lightyear Company have been generated, used, collected, treated, stored, transported, recycled, discharged or disposed of.

5.21 Transactions with Affiliated Parties. Except as set forth on Section 5.21 of the Lightyear Disclosure Schedule,

(a) There are no transactions currently engaged in between any Lightyear Company and any party affiliated with such Lightyear Company (other than transactions inherent in the normal capacities of shareholders, officers, directors, or employees);

(b) Except for the ownership of non-controlling interests in securities of corporations the shares of which are publicly traded, no party affiliated with any Lightyear Company has any investment or ownership interest, directly, indirectly, or beneficially, in any competitor or potential competitor, major supplier, or customer of any Lightyear Company; and

(c) There are no agreements to which any Lightyear Company is a party under which the transactions contemplated by this Agreement (i) will require payment by any Lightyear Company or any consent or waiver from any shareholder, officer, director, employee, consultant or agent of any Lightyear Company, or (ii) will result in any change in the nature of any rights of any shareholder, officer, director, employee, consultant or agent of any Lightyear Company under any such agreement.

5.22 Finder’s Fees; Certain Expenses. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by each Lightyear Company and their counsel directly with Wherify and its counsel, without the intervention of any other person as the result of any act of any of them, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder’s fee, or any similar payment, other than for those parties specifically engaged by written agreement for the transactions contemplated herein.

5.23 Customers and Suppliers. Section 5.23 of the Lightyear Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of each Lightyear Company’s ten largest customers in terms of revenue of each Lightyear Company and each Person, including each reseller, with whom each Lightyear Company is currently negotiating or in discussions with a business relationship in connection with the current or future purchase, distribution or resale of each Lightyear Company’s products or services (each a “Potential Customer”) including projected orders from such customers and Potential Customers; provided, however, that each Lightyear Company makes no representation or warranty with respect to such order projections, other than that the projections were based on information provided to such Lightyear Company by such customers and Potential Customers, and the projections were prepared in good faith. Except as disclosed in Section 5.23 of the Lightyear Disclosure Schedule, no such customer has ceased or materially reduced its purchases from each Lightyear Company or has threatened to cease or materially reduce such purchases after the date hereof. Except as disclosed in Section 5.23 of the Lightyear Disclosure Schedule, no Potential Customer has ceased or threatened to cease negotiations or discussions with each Lightyear Company. To the Knowledge of Lightyear Companies, no such customer or Potential Customer is threatened with bankruptcy or insolvency.

5.24 No Registration. Each Lightyear Member understands that the Merger Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, and the accuracy of the Lightyear Members’ representations as expressed herein or otherwise made pursuant hereto.

5.25 Investment Intent. Each Lightyear Member is acquiring the Merger Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof into the public market; provided, however, the Lightyear Members may at their discretion sell such number of Merger Shares equal to not more than $10,000,000 in the aggregate for tax planning purposes, so long as such sale shall be in full compliance with all applicable state and federal securities laws, including without limitation, Rule 144 and Rule 145.

5.26 Investment Experience. Each Lightyear Member has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Wherify so that it is capable of evaluating the merits and risks of its investment in Wherify and has the capacity to protect its own interests.

5.27 Accredited Investor. Each Lightyear Member is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission, as attached hereto as Schedule 5.27.

5.28 Restriction on Resale. Except as noted in Section 5.25, each Lightyear Member acknowledges that the Merger Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Wherify has no present intention of registering the Merger Shares. The Lightyear Members further understand that there is no assurance that any exemption from registration under the Securities Act will be available or, if available, that such exemption will allow Lightyear Members to dispose of or otherwise transfer any or all of the Merger Shares under the circumstances, in the amounts or at the times the Lightyear Members might propose.

5.29 Access to Data. Each Lightyear Member has had an opportunity to discuss Wherify’s business, management and financial affairs with its management and to obtain any additional information which such Lightyear Member has deemed necessary or appropriate for deciding whether or not to acquire the Merger Shares hereunder, including an opportunity to receive, review and understand the information regarding Wherify’s financial statements, capitalization and other business information as such Lightyear Member deems prudent. Each Lightyear Member acknowledges that no representations or warranties, oral or written, have been made by Wherify or any agent thereof except as set forth in this Agreement.

5.30  No Fairness Determination. Each Lightyear Member is aware that no federal, state or other agency has made any finding or determination as to the fairness of the investment, nor made any recommendation or endorsement of the Merger Shares.

5.31 Restrictive Legends. Each instrument evidencing the Merger Shares which a Lightyear Member may receive hereunder and any other securities issued upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event (unless no longer required in the opinion of the counsel for Wherify) shall be imprinted with legend substantially in the following form:

THE SECURITIES OF THE COMPANY OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), IN RELIANCE UPON REGULATION D PROMULGATED UNDER THE ACT, AND THE SECURITIES OFFERED HEREBY HAVE NOT BEEN QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS IN THE STATES WHERE THIS OFFERING IS MADE. THEREFORE, THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT OR QUALIFICATION UNDER SUCH STATE SECURITIES LAWS OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED. THESE SECURITIES MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS PURSUANT TO EXEMPTIONS IN THE VARIOUS STATES WHERE THEY ARE BEING ISSUED.

Solely for the purpose of effectuating the restriction set forth in the above Legend, Wherify shall be entitled to enter stop transfer notices on its transfer books with respect to the Merger Shares.

5.32 Approval of the Merger. Each Lightyear Member has approved the Merger, this Agreement and the Ancillary Agreements and no other action is required for such approval under the Charter Documents or applicable law.

5.33 Senior Subordinated Convertible Notes. Each Persons which will be offered Senior Subordinated Convertible Notes (including under Section 8.2(g)) are an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission, as attached hereto as Schedule 5.27.

5.34  Untrue Statements. This Agreement, the schedules and exhibits hereto, and all other documents and information furnished by each Lightyear Company, or any of its respective representatives pursuant hereto or in connection herewith, do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Wherify and Merger Sub hereby represent, warrant, and agree, to their Knowledge, that the statements contained in this Article VI are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by Merger Sub to Lightyear on or before the date of this Agreement (the “Merger Sub Disclosure Schedule”). The Merger Sub Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article VI and the disclosure in any paragraph shall qualify the corresponding paragraph in this Article VI where such disclosure would be appropriate and for which the relevance of such disclosure is reasonably apparent based upon its nature and substance.

6.1 Organization and Standing of the Merger Sub. The Merger Sub is a corporation duly and validly existing, organized and in good standing under the laws of the State of Delaware, formed on July 30, 2008. The Merger Sub has full requisite power and authority to carry on its business as it is now being conducted, and to own, operate, and lease the properties now owned, operated, or leased by it. Merger Sub has not conducted, nor will conduct until the Effective Time, any business and has no, and will not have until the Effective Time, assets or liabilities, contingent or otherwise.

6.2 Capacity to Enter into Agreement. Merger Sub has all requisite corporate power and authority to enter into this Agreement, the Ancillary Agreements and all other agreements, documents and instruments to be executed in connection herewith and, subject only to the adoption of this Agreement and the approval of the Merger by the sole stockholder of the Merger Sub. The execution and delivery by Merger Sub of this Agreement, the Ancillary Agreements and all other agreements, documents and instruments to be executed by Merger Sub in connection herewith have been authorized by all necessary corporate action by Merger Sub, other than for the approval of the sole stockholder of Merger Sub, which will be sought pursuant to this Agreement. When this Agreement, the Ancillary Agreements and all other agreements, documents and instruments to be executed by Merger Sub in connection herewith have been executed by Merger Sub and delivered to Lightyear, this Agreement, the Ancillary Agreements and such other agreements, documents and instruments will constitute the valid and binding agreements of Merger Sub enforceable against Merger Sub in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Merger Sub has not entered into any agreements other than this Agreement and will not enter into any agreement prior to the Closing other than those agreements to be executed in connection herewith.

6.3 Conflicts. Except as set forth on Section 6.3 of the Merger Sub Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements, the performance by Merger Sub of its obligations hereunder and thereunder, and the consummation of the transactions contemplated by this Agreement hereby or thereby will not (a) violate, conflict with or result in (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any lien on Merger Sub’s Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license or other agreement, instrument or obligation to which Merger Sub is a party or by which it or any of its properties or assets may be bound or affected, (b) violate any statute, law, ordinance, rule, regulation or judgment, decree or order of any Governmental Entity, applicable to Merger Sub or any of its Assets, (c) result in the creation of any Encumbrance upon any Assets or business of Merger Sub pursuant to the terms of any Merger Sub Contract, permit, authorization, or any order, judgment or decree to which Merger Sub is a party or by which Merger Sub or any of its Assets are bound or encumbered, or (d) violate any provision in the charter documents, bylaws or any other agreement affecting the governance and control of Merger Sub.

6.4 Consents. Except as set forth on Section 6.4 of the Merger Sub Disclosure Schedule, no consent, waiver, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any other person, which has not been obtained, is necessary in connection with the execution, delivery, or performance of this Agreement by Merger Sub, other than for the approval of the sole stockholder of Lightyear, which will be sought pursuant to this Agreement.

6.5 Finder’s Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Merger Sub and its counsel directly with Lightyear and their counsel, without the intervention of any other person as the result of any act by the Merger Sub, and so far as is known to the Merger Sub, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finders’ fee, or any similar payment, other than for those parties specifically engaged by written agreement for the transactions contemplated herein.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF WHERIFY

The Wherify Entities each hereby represents, warrants, and agrees, to its Knowledge, that the statements contained in this Article VII are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Wherify Entities to Lightyear on or before the date of this Agreement (the “Wherify Disclosure Schedule”). The Wherify Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article VII and the disclosure in any paragraph shall qualify the corresponding paragraph in this Article VII where such disclosure would be appropriate and for which the relevance of such disclosure is reasonably apparent based upon its nature and substance.

7.1 Organization and Standing of Wherify and Wherify California.

(a) Wherify is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Wherify has full requisite corporate power and authority to carry on its business as it is now being conducted and as proposed to be conducted, and to own, operate, and lease the properties now owned, operated, or leased by it. Wherify is duly authorized and qualified to carry on its business in the manner as now conducted and as proposed to be conducted in each state in which authorization and qualification is required. Section 7.1 of the Wherify Disclosure Schedule sets forth a list of the jurisdictions in which Wherify is qualified to transact business. Wherify has made available to Lightyear and its representatives as requested true, correct and complete copies of the contents of Wherify’s minute book, which are accurate in all material respects and set forth fully and fairly all of the Wherify’s transactions. Wherify has delivered to Lightyear complete and accurate copies of the Certificate of Incorporation and Bylaws of Wherify each as amended to date.

(b) Organization and Standing of Wherify California. Wherify California is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Wherify California has full requisite corporate power and authority to carry on it business as it is now being conducted and as proposed to be conducted, and to own, operate and lease the properties now owned, operated, or leased by it. Wherify California is duly authorized and qualified to carry on its business in the manner as now conducted and as proposed to be conducted in each state in which authorization and qualification is required. Section 7.1 of the Wherify Disclosure Schedules sets forth a list of the jurisdictions in which Wherify California is qualified to transact business. Wherify California has made available to Lightyear and its representatives as requested true, correct and complete copies of the contents of Wherify California’s minute book, which are accurate in all material respects and set forth fully and fairly all of the Wherify California’s transactions. Wherify California has delivered to Lightyear complete and accurate copies of the Certificate of Incorporation and Bylaws of Wherify California each as amended to date.

(c) Organization and Standing of Wherify Canada. Wherify Canada is a corporation duly organized, validly existing, and in good standing under the Canada Business Corporations Act. Wherify Canada has full requisite corporate power and authority to carry on it business as it is now being conducted and as proposed to be conducted, and to own, operate and lease the properties now owned, operated, or leased by it. Wherify Canada is duly authorized and qualified to carry on its business in the manner as now conducted and as proposed to be conducted in each state in which authorization and qualification is required. Section 7.1 of the Wherify Disclosure Schedules sets forth a list of the jurisdictions in which Wherify Canada is qualified to transact business. Wherify Canada has made available to Lightyear and its representatives as requested true, correct and complete copies of the contents of Wherify Canada’s minute book, which are accurate in all material respects and set forth fully and fairly all of its material transactions. Wherify Canada has delivered to Lightyear complete and accurate copies of its organization documents, each as amended to date.

7.2 Capitalization of Wherify, Merger Sub, Wherify California and Wherify Canada.

(a) All shares of Wherify Series A Preferred Stock, Wherify Series B Preferred Stock and Wherify Common Stock are held by Wherify shareholders and were issued and outstanding prior to the Effective Time. The Wherify Series A Preferred Stock, Wherify Series B Preferred Stock and Wherify Common Stock issued and outstanding prior to the Effective Time are duly and validly authorized and issued, fully paid and non-assessable, and were not or will not be issued in violation of the pre-emptive rights. The Wherify Series A Preferred Stock, Wherify Series B Preferred Stock and Wherify Common Stock issued and outstanding prior to the consummation of the Merger were issued, and all secondary transfers of such shares permitted by Wherify were made, in compliance with all applicable law (including, without limitation, available exemptions from the securities offering registration requirements of federal and state law). Except as set forth in Section 7.2(a) of the Wherify Disclosure Schedule, no warrant, call, subscription, convertible security, or commitment of any kind obligating Wherify to issue any equity securities in Wherify exists. Wherify does not have any purchase plans. Except as set forth in Section 7.2 of the Wherify Disclosure Schedule, there is not any compensation plan applicable to any of the officers, directors, or employees of Wherify under which compensation accrued or payable is determined, in whole or in part, by reference to equity securities in Wherify. There are no agreements or commitments obligating Wherify to repurchase or otherwise acquire any equity securities in Wherify. Wherify has no rights of repurchase or redemption right or right of first refusal with respect to any equity securities in Wherify.

(b) Wherify is the sole shareholder of equity securities in the Merger Sub. Such Merger Sub equity securities issued and outstanding prior to the Effective Time are duly and validly authorized and issued, fully paid and non-assessable, and were not or will not be issued in violation of the pre-emptive rights of any current or former shareholder. The Merger Sub equity securities issued and outstanding prior to the consummation of the Merger were issued, and all secondary transfers of such shares permitted by Merger Sub were made, in compliance with all applicable law (including, without limitation, available exemptions from the securities offering registration requirements of federal and state law). No warrant, call, subscription, convertible security, or commitment of any kind obligating the Merger Sub to issue any Merger Sub equity securities exists. The Merger Sub does not have any stock option or purchase plans. There is not any compensation plan applicable to any of the officers, directors, or employees of the Merger Sub under which compensation accrued or payable is determined, in whole or in part, by reference to Merger Sub equity securities. There are no agreements or commitments obligating the Merger Sub to repurchase or otherwise acquire any Merger Sub equity securities. The Merger Sub has no rights of repurchase or redemption right or right of first refusal with respect to any Merger Sub equity securities.

(c) Wherify is the sole shareholder of equity securities in Wherify California. Wherify California equity securities issued and outstanding prior to the Effective Time are duly and validly authorized and issued, fully paid and non-assessable, and were not or will not be issued in violation of the pre-emptive rights of any current or former shareholder. Wherify California equity securities issued and outstanding prior to the consummation of the Merger were issued, and all secondary transfers of such shares permitted by Wherify California were made, in compliance with all applicable law (including, without limitation, available exemptions from the securities offering registration requirements of federal and state law). No warrant, call, subscription, convertible security, or commitment of any kind obligating Wherify California to issue any Wherify California equity securities exists. Wherify California does not have any stock option or purchase plans. There is not any compensation plan applicable to any of the officers, directors, or employees of Wherify California under which compensation accrued or payable is determined, in whole or in part, by reference to Wherify California equity securities. There are no agreements or commitments obligating Wherify California to repurchase or otherwise acquire any Wherify California equity securities. Wherify California has no rights of repurchase or redemption right or right of first refusal with respect to any Wherify California equity securities.

(d) Wherify is the sole shareholder of equity securities in Wherify Canada. Wherify Canada equity securities issued and outstanding prior to the Effective Time are duly and validly authorized and issued, fully paid and non-assessable, and were not or will not be issued in violation of the pre-emptive rights of any current or former shareholder. Wherify Canada equity securities issued and outstanding prior to the consummation of the Merger were issued, and all secondary transfers of such shares permitted by Wherify Canada were made, in compliance with all applicable law (including, without limitation, available exemptions from the securities offering registration requirements of federal and state law). No warrant, call, subscription, convertible security, or commitment of any kind obligating Wherify Canada to issue any Wherify Canada equity securities exists. Wherify Canada does not have any stock option or purchase plans. There is not any compensation plan applicable to any of the officers, directors, or employees of Wherify Canada under which compensation accrued or payable is determined, in whole or in part, by reference to Wherify Canada equity securities. There are no agreements or commitments obligating Wherify Canada to repurchase or otherwise acquire any Wherify Canada equity securities. Wherify Canada has no rights of repurchase or redemption right or right of first refusal with respect to any Wherify Canada equity securities.

7.3 Subsidiaries and Other Ventures. Neither Merger Sub, Wherify California nor Wherify Canada have subsidiaries or affiliated corporations, and owns no capital stock, bond, or other security of, or has any equity or proprietary interest in, any corporation, partnership, joint venture, trust, or unincorporated association.

7.4 Ownership of Stock.

(a) Except as set forth on Section 7.4(a) of the Wherify Disclosure Schedule, all of equity securities in Wherify are owned free and clear of any Encumbrances. None of the outstanding equity securities in Wherify are subject to any voting trust, voting agreement, or other agreement or understanding with respect to the voting thereof, nor is any proxy in existence with respect to any such shares.

(b) Except as set forth on Section 7.4(b) of the Wherify Disclosure Schedule, all of the equity securities in Merger Sub, Wherify California and Wherify Canada are owned free and clear of any Encumbrances. None of the outstanding equity securities in Merger Sub and Wherify California are subject to any voting trust, voting agreement, or other agreement or understanding with respect to the voting thereof, nor is any proxy in existence with respect to any such shares.

7.5 Capacity to Enter into Agreement. Each Wherify Entity has all requisite corporate power and authority to enter into this Agreement, the Ancillary Agreements to which such entity is a party, and all other agreements, documents and instruments to be executed in connection herewith and to consummate the transactions contemplated by this Agreement. The execution and delivery by each Wherify Entity, of this Agreement, the Ancillary Agreements to which such entity is a party, and all other agreements, documents and instruments to be executed by such entity, in connection herewith have been authorized by all necessary action by such entity. When this Agreement, the Ancillary Agreements to which such Wherify Entity are a party, and all other agreements, documents and instruments to be executed by such Wherify Entity in connection herewith are approved and are executed by such Wherify Entity and delivered to Lightyear, this Agreement, the Ancillary Agreements to which such Wherify Entity are a party, and such other agreements, documents and instruments will constitute the valid and binding agreements of such Wherify Entity, enforceable against such Wherify Entity in accordance with their respective terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

7.6 Conflicts. Except as set forth on Section 7.6 of the Wherify Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements, the performance by each Wherify Entity of their obligations hereunder and thereunder, and the consummation of the transactions contemplated by this Agreement hereby or thereby will not (a) violate, conflict with or result in (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any lien on any of the Wherify Entities’ material Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license or other agreement, instrument or obligation to which the Wherify Entities are a party or by which it or any of its properties or material Assets may be bound or affected, (b) violate any statute, law, ordinance, rule, regulation or judgment, decree or order of any Governmental Entity, applicable to the Wherify Entities or any of their material Assets, (c) result in the creation of any Encumbrance upon any material Assets or business of the Wherify Entities pursuant to the terms of any Contract, permit, authorization, or any order, judgment or decree to which the Wherify Entities are a party or by which the Wherify Entities or any of their Assets are bound or encumbered, or (d) violate any provision in the charter documents, bylaws or any other agreement affecting the governance and control of the Wherify Entities.

7.7 Consents. Except as set forth on Section 7.7 of the Wherify Disclosure Schedule, no consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any other Person, which has not been obtained, is necessary in connection with the execution, delivery, or performance of this Agreement by Wherify Entities.

7.8 Financial Statements. The Wherify Entities have delivered to Lightyear or its representatives copies of the following financial statements of Wherify Entities (including, in each case, any related notes and schedules) (hereinafter collectively referred to as the “Wherify Financial Statements”): (i) financial statements with full footnotes for the fiscal years ending June 30, 2004, June 30, 2005, June 30, 2006, and June 30, 2007, and (ii)  unaudited balance sheet, statement of income and retained earnings, and cash flows as of June 30, 2008 (collectively, the “Wherify Balance Sheet”). Except as set forth on Section 7.8 of the Wherify Disclosure Schedule hereto:

(a) The Wherify Financial Statements are complete and correct in all material respects, present fairly the financial condition of the Wherify Entities as at the respective dates thereof, and the results of operations for the respective periods covered thereby, complied or will comply as to form in all material respects with applicable accounting requirements and have been prepared in accordance with GAAP applied on a consistent basis, subject to year-end adjustments and except that unaudited financial statements do not contain all required footnotes;

(b) There is no basis for the assertion of any liabilities or obligations, either accrued, absolute, contingent, or otherwise, which might have a Material Adverse Effect on the value, use, operation or enjoyment of the assets or business of Wherify Entity, which liabilities or obligations are not expressly set forth on the Wherify Balance Sheet;

(c) None of Wherify Entities are a party to or bound either absolutely or on a contingent basis by any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities or indebtedness of any other person (whether accrued, absolute, contingent or otherwise), which liabilities or obligations are not expressly set forth on the Wherify Balance Sheet; and

(d) The information to be supplied by or on behalf of Wherify Entities for inclusion or incorporation by reference in the 8-K to be filed by Wherify after the signing of the Agreement and the 8-K to be filed before the commencement of the sale of the Financing Shares shall not at the time such 8-K is filed with the SEC or at any time it is amended or supplemented, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

7.9 SEC Filings; Financial Statements. Wherify has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC and has made available to Lightyear copies of all registration statements, forms, reports and other documents filed by Wherify with the SEC since such date, all of which are publicly available on the SEC’s EDGAR system without redaction. All such registration statements, forms, reports and other documents are referred to herein as the “Wherify SEC Reports.” The Wherify SEC Reports (i) were at the time filed, prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Wherify SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Wherify SEC Reports or necessary in order to make the statements in such Wherify SEC Reports, in the light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Wherify SEC Reports at the time filed (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-QSB under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Wherify as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Wherify, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

7.10 Absence of Certain Changes and Events. Except as set forth on Section 7.10 of the Wherify Disclosure Schedule, since the unaudited balance sheet of the Wherify Entities at June 30, 2008 (collectively, the “Wherify Reference Balance Sheet”), there has not been:

(a) Any change having a Material Adverse Effect in the financial condition, operations, business, employee relations, customer relations, assets, liabilities (accrued, absolute, contingent, or otherwise) or income of Wherify, or the business of the Wherify Entities, from that shown on the Wherify Reference Balance Sheet;

(b) Any declaration, setting aside, or payment of any distribution in respect of the equity interests in the Wherify Entities, or any direct or indirect redemption, purchase, or any other acquisition of any such interests;

(c) Any borrowing of, or agreement to borrow any funds or any debt, obligation, or liability (absolute or contingent) incurred by the Wherify Entities (whether or not presently outstanding) except current liabilities incurred, and obligations under agreements entered into in the ordinary course of business;

(d) Any creation or assumption by the Wherify Entities of any Encumbrance, other than a Permitted Encumbrance, on any material Asset;

(e) Any sale, assignment, or transfer of the Wherify Entities’ assets, except in the ordinary course of business, any cancellation of any debts or claims owed to Wherify, any capital expenditures or commitments therefore exceeding in the aggregate $15,000, any damage, destruction or casualty loss exceeding in the aggregate $15,000 (whether or not covered by insurance), or any charitable contributions or pledges;

(f) Any amendment or termination of any Contracts which the Wherify Entities are or were a party or to which any assets of the Wherify Entities are or were subject, which amendment or termination has had, or may be reasonably expected to have, a Material Adverse Effect on the Wherify Entities;

(g) any split, combination, reclassification or other amendment of any material term of any outstanding security of the Wherify Entities;

(h) any making of any material loan, advance or capital contribution to any Person;

(i) any compromise, relinquishment, settlement or waiver by the Wherify Entities of a valuable right or material debt owed to it in excess of $5,000;

(j) any resignation or termination of employment of any key employee or executive officer of the Wherify Entities and, the Wherify Entities have not received written notice of any such pending resignation or termination;

(k) except for regularly scheduled increases in compensation or bonuses for non-professional level employees, in each case in the ordinary course of business consistent with past practice, any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any director, officer or employees or agreement or binding promise (orally or otherwise) to pay, conditionally or otherwise, any bonus or extra compensation or other employee benefit to any of such directors, officers or employees or severance;

(l) any employment or severance agreement with or for the benefit of any director, officer or employee of the Wherify Entities;

(m) any change in accounting methods, principles or practices of the Wherify Entities affecting its Assets, Liabilities or business, except immaterial changes permitted by GAAP;

(n) any claim of wrongful discharge or other unlawful labor practice or action with respect to the Wherify Entities;

(o) any material revaluation by the Wherify Entities of any of its Assets;

(p) any material change or modification of any of the credit, collection or payment policies, procedures or practices of the Wherify Entities, including acceleration of collections of receivables, failure to make or delay in making collections of receivables, acceleration of payment of payables or other Liabilities or failure to pay or delay in payment of payables or other Liabilities;

(q) any material discount activity with customers of the Wherify Entities that has accelerated or would accelerate to pre-Closing periods sales that would otherwise in the ordinary course of business consistent with past practices be expected to occur in post-Closing periods;

(r) any settlement or compromise of any Action involving in excess of $50,000;

(s) Any other material transaction by the Wherify Entities outside the ordinary course of business or any other event or condition pertaining to, and that has or reasonably would be expected to have a Material Adverse Effect on the Wherify Entities; or

(t) any agreement by the Wherify Entities or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with Lightyear and its representatives regarding the transactions contemplated by this Agreement).

7.11 Assets. Except as set forth on Schedule 7.11 hereto,

(a) Each Wherify Entity, has good and valid title to all of its material Assets, free and clear of all Encumbrances other than Permitted Encumbrances;

(b) Each Wherify Entity’s machinery, equipment, appliances, motor vehicles and fixtures are in good operating condition and repair, subject only to ordinary wear and tear and routine maintenance items;

(c) All of the inventories of the Wherify Entities (including, without limitation, raw materials, spare parts and supplies, work-in-process, finished goods) consist of items of a quality, condition and quantity useable and saleable in the normal course of business;

(d) All of the accounts receivable of the Wherify Entities are valid, subsisting, and genuine, arose out of bona fide transactions and are current and collectible, subject to reserves reflected on the Wherify Balance Sheet;

(e) Real Property. Section 7.11(e) of the Wherify Disclosure Schedule sets forth a list of all real properties owned by the Wherify Entities (collectively, the “Wherify Owned Real Property”). Wherify has good and valid fee title to, and enjoys peaceful and undisturbed possession of, its respective Wherify Owned Real Property free and clear of any and all Encumbrances other than any Permitted Encumbrances. Except as set forth in Section 7.11(e) of the Wherify Disclosure Schedule, None of the Wherify Entities have received written notice of any pending or threatened special assessment relating to the Wherify Owned Real Property. Section 7.11(e) of the Wherify Disclosure Schedule sets forth a list of all leases, licenses or other occupancy rights affecting the Wherify Owned Real Property (“Wherify Occupancy Agreements”). The Wherify Occupancy Agreements are in full force and effect and there has been no material default under such Wherify Occupancy Agreements by none of the Wherify Entities, or to the Knowledge of any of the Wherify Entities, by any other party thereto, and, to the Knowledge of the Wherify Entities, there is no existing event or circumstance that with the passage of time or the giving of notice, or both, would constitute a default under such Wherify Occupancy Agreements;

(f) Leased Real Property. Section 7.11(f) of Wherify Disclosure Schedule sets forth a list of all material leased real property used by each of the Wherify Entities (the “Wherify Leased Real Property”). Each of the Wherify Entities have good and valid leasehold title to, and enjoys peaceful and undisturbed possession of, all of Wherify Leased Real Property, free and clear of any and all Encumbrances other than any Permitted Encumbrances. There has been no material default under any lease relating to Wherify Leased Real Property by the Wherify Entities or, to the Knowledge of the Wherify Entities, by any other party and, to the Knowledge of any of the Wherify Entities, there is no existing event or circumstance that with the passage of time or the giving of notice, or both, would constitute a default under such lease. Except as set forth in Section 7.11(f) of the Wherify Disclosure Schedule, none of the Wherify Entities have received written notice of any pending or threatened special assessment relating to Wherify Leased Real Property; and

(g) There are no restrictions imposed by any Contract which preclude or restrict in any material respect the ability of the Wherify Entities to use any of Wherify Owned Real Property or Wherify Leased Real Property for the purposes for which it is currently being used.

7.12 Party Contracts. Section 7.12 of the Wherify Disclosure Schedule sets forth a list of the Party Contracts of the Wherify Entities.

(a) Except as set forth on Section 7.12(a) of the Wherify Disclosure Schedule, each Party Contract of the Wherify Entities are in full force and effect and are legal, valid, binding and enforceable in accordance with its terms against each of the Wherify Entities, as applicable and, to the Knowledge of each of the Wherify Entities, against all other parties thereto; and

(b) There is not, under any such Party Contract of the Wherify Entities any existing or prospective default or event of default by the Wherify Entities or to the Knowledge of each of the Wherify Entities, any other Person, or event which with notice or lapse of time, or both would constitute a default or give the Wherify Entities or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify, any right, obligation or remedy under any Party Contract of the Wherify Entities, except where such violation, breach, default, exercise, acceleration, cancellation, termination or modification would not reasonably be expected to have a Material Adverse Effect on the Wherify Entities, and in respect to which the Wherify Entities have not taken adequate steps to prevent a default from occurring.

7.13 Permits. Section 7.13 of the Wherify Disclosure Schedule contains a complete and accurate list of all material Permits that are held by each of the Wherify Entities. All material Permits of the Wherify Entities are validly held by the Wherify Entities and are in full force and effect. Except as set forth on Section 7.13 of the Wherify Disclosure Schedule,

(a) the Permits listed on Section 7.13 of the Wherify Disclosure Schedule, constitute all material Permits that are necessary for the Wherify Entities to carry on their respective business and to own and use their assets in compliance with all Laws applicable to such operation, ownership and use, and all such licenses, permits and authorizations are in good standing;

(b) The Wherify Entities are in full compliance with and not in default or violation with respect to any term or provision of any of their material Permits;

(c) No notice of pending, threatened, or possible violation or investigation in connection with, or loss of, any Permit of the Wherify Entities, has been received by any of the Wherify Entities;

(d) Wherify has no Knowledge that the issuance of such a notice is being considered or of any facts or circumstances which form the basis for the issuance of such a notice; and

(e) Except as set forth on Section 7.13 of the Wherify Disclosure Schedule, no material Permits of the Wherify Entities will be subject to suspension, modification, revocation, cancellation, termination or nonrenewal as a result of the execution, delivery or performance of this Agreement or any Ancillary Agreement or the consummation by Wherify of the transactions contemplated by this Agreement or any Ancillary Agreement. The Wherify Entities have complied in all material respects with all of the terms and requirements of the material Permits of the Wherify Entities.

7.14 Intellectual Property.

(a) Wherify owns or has the exclusive right to use pursuant to license, sublicense, agreement or permission all Intellectual Property of each of the Wherify Entities, the (“Wherify Intellectual Property”), free from any Encumbrances other than other than those Permitted Encumbrances set forth in clauses (a), (b), (c) and (e) of the definition of Permitted Encumbrances set forth in Article I hereof and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. The Wherify Intellectual Property comprise all of the Intellectual Property necessary to conduct and operate the business as now being conducted by Wherify.

(b) Immediately after the Closing, Wherify will own all of the Wherify Intellectual Property and will have a right to use all other Wherify Intellectual Property Assets, free from any Liens and on the same terms and conditions as in effect prior to the Closing.

(c) The conduct of Wherify’s business does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. None of the Wherify Intellectual Property is being infringed or otherwise used or available for use, by any other Person. As of the date of this Agreement, after due inquiry, none of the Wherify Intellectual Property is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property rights.

(d) Schedule 7.14 sets forth all agreements, arrangements or laws (i) pursuant to which Wherify has licensed Wherify Intellectual Property to, or the use of Wherify Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person, and (ii) pursuant to which Wherify has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements or arrangements set forth on Schedule 7.14 (x) are in full force and effect in accordance with their terms and no default exists thereunder by the Wherify Entities , or by any other party thereto, (y) are free and clear of all Encumbrances other than other than those Permitted Encumbrances set forth in clauses (a), (b), (c) and (e) of the definition of Permitted Encumbrances set forth in Article I hereof, and (z) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement. Wherify has delivered to Lightyear true and complete copies of all licenses and arrangements (including amendments) set forth on Schedule 7.14. All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, each of the Wherify Entities in respect of any Intellectual Property are disclosed in the Financial Statements.

(e) No claim or demand of any Person has been made nor is there any proceeding that is pending, or threatened, nor is there a reasonable basis therefor, which (i) challenges the rights of Wherify in respect of any Intellectual Property, (ii) asserts that Wherify is infringing or otherwise in conflict with, or is, except as set forth on Schedule 5.13, required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, (iii) claims that any default exists under any agreement or arrangement listed on Schedule 7.14, or (iv) asserts that any Intellectual Property is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property right. None of the Wherify Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or other Governmental Authority, or has been the subject of any litigation, whether or not resolved in favor of Wherify.

(f) The Wherify Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices, domestic or foreign, and Wherify has taken such other actions, to ensure full protection under any applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect, in each case to the extent material to the business of the Wherify Entities.

(g) There are, and immediately after the Closing will be, no contractual restriction or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Authority on Lightyear’s right to use the name and marks of the business of Wherify as presently carried on by Wherify or as such business may be extended by Lightyear.

(h) There are no defects in any software embodied in the Wherify Intellectual Property or Intellectual Property Wherify is properly using that would prevent such software from performing in all material respects the tasks and functions that it was intended to perform. All of the commercially available software that is incorporated into the Owned Software can be replaced by other widely-available and similarly priced alternative commercially available software.

(i) None of the Wherify Entities nor any of their predecessors in interest, made a sale or offer to sell of (i) the invention claimed in any patent application listed on Schedule 7.14, (ii) any substantial equivalent of such inventions, or (iii) any product or service derived therefrom such invention or substantial equivalent. The invention claimed in the patent application listed on Schedule 7.14 was not in public use before March 2004.

(j) Except as set forth in Section 7.14(j) of the Wherify Disclosure Schedule, all employees of the Wherify Entities have entered into a valid and binding written agreement with the Wherify Entities sufficient to vest title in Wherify of all Intellectual Property created by such employee in the scope of his or her employment with the Wherify Entities.

7.15 Employees. Except as set forth on Schedule 7.15 hereto,

(a) None of the Wherify Entities are a party as an employer to any employment contract, agreement or understanding which is not terminable at will without any penalty, liquidated damages or other required payment;

(b) Each of the Wherify Entities have satisfied all salaries, wages, unemployment insurance premiums, worker compensation payments, income tax, FICA and other deductions and any like payments required by law; and

(c) Employees of the Wherify Entities are not unionized and there have not been, to the Knowledge of the Wherify Entities, attempts to unionize them.

7.16 Employee Benefit Plans. Except as set forth on Schedule 7.16 hereto,

(a) No Wherify Entity nor any of their ERISA Affiliates sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Plan;

(b) No individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Employee Plan including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement;

(c) No Employee Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, and neither Wherify nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Sections 4971 et. seq. of the Code, or for penalties under ERISA Section 502(c), (i) or (1) with respect to any Employee Plan nor, to the Knowledge of any of the Wherify Entities, is there a basis for any such claim. No officer, director or employee of the Wherify Entities has committed a breach of any material responsibility or obligation imposed upon fiduciaries by ERISA with respect to any Employee Plan;

(d) Other than routine claims for benefits, there is no claim pending or threatened, involving any Employee Plan by any person against such plan or the Wherify Entities or any ERISA Affiliate. There is no pending or threatened proceeding involving any Employee Plan before the IRS, the U.S. Department of Labor or any other Governmental Entity;

(e) There is no material violation of any reporting or disclosure requirement imposed by ERISA or the Code with respect to any Employee Plan;

(f) Each Employee Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code. The Wherify Entities and their ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Employee Plan and applicable law or required to be paid as expenses under such Employee Plan. Each Employer Plan intended to be qualified under Code Section 401(a) has received a determination letter to that effect from the Internal Revenue Service and no event has occurred and no amendment has been made that would adversely affect such qualified status;

(g) With respect to any group health plans maintained by the Wherify Entities or their ERISA Affiliates, whether or not for the benefit of the Wherify Entities’ employees, the Wherify Entities and their ERISA Affiliate have complied in all material respects with the provisions of Part 6 of Title I of ERISA and 4980B of the Code. The Wherify Entities are not obligated to provide health care benefits of any kind to its retired employees pursuant to any Employee Plan, including without limitation any group health plan, or pursuant to any agreement or understanding; and

(h) The Wherify Entities have made available to Lightyear a copy of the three (3) most recently filed federal Form 5500 series and accountant’s opinion, if applicable, for each Employee Plan and all applicable IRS determination letters.

7.17 Litigation. Except as set forth on Section 7.17 of the Wherify Disclosure Schedule,

(a) There are no Actions instituted, pending or to the Knowledge of any of the Wherify Entities, threatened, against the Wherify Entities, nor are there any outstanding judgments, decrees or injunctions against the Wherify Entities or any of their Assets or any rule or order of any Governmental Entity applicable to the Wherify Entities, in each case which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on the Wherify Entities; and

(b) There is no action, suit, proceeding, or claim pending or, to the Knowledge of any of the Wherify Entities, threatened against the Wherify Entities by persons not a party to this Agreement wherein an unfavorable decision, ruling, or finding would render unlawful or otherwise materially adversely affect the consummation of the transactions contemplated by this Agreement, nor is there any basis therefor.

7.18 Compliance with Law. Except as set forth on Section 7.18 of the Wherify Disclosure Schedule,

(a) The Wherify Entities are not in violation of, or in default with respect to, or in alleged violation of or alleged default with respect to, any applicable law, rule, regulation, permit, or any writ or decree of any Governmental Entity, including without limitation, any laws, ordinances, rules, regulations, Permits, or orders relating to the business of the Wherify Entities, or the business operations and practices, health and safety, and employment practices of the Wherify Entities except where such violation or default would not have a Material Adverse Effect on the Wherify Entities;

(b) The Wherify Entities are not delinquent with respect to any report required to be filed with any Governmental Entity that has in the past certified or endorsed the business of the Wherify Entities except where such delinquency would not have a Material Adverse Effect on the Wherify Entities; and

(c) The Wherify Entities are not delinquent with respect to any reports required by private covenants or agreements to which it is a party except where such delinquency would not have a Material Adverse Effect on the Wherify Entities.

7.19 Taxes. The Wherify Entities have delivered to Lightyear or its representatives as requested true, correct and complete copies of all federal, state, and other appropriate jurisdictional Tax Returns, reports, and estimates regarding Wherify. Except as set forth on Section 7.19 of the Wherify Disclosure Schedule,

(a) Each of the Tax Returns is complete, proper and accurate and has been filed with appropriate governmental agencies by the Wherify Entities for each period for which such Tax Return was due;

(b) All Taxes shown by the Tax Returns to be due and payable have been timely paid;

(c) The unpaid Taxes of the Wherify Entities for Tax periods through the date of the Wherify Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Wherify Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles. All Taxes attributable to the period from and after the date of the Wherify Balance Sheet and continuing through the Closing Date are attributable to the conduct by the Wherify Entities of their operations in the ordinary course of business and are consistent both as to type and amount with Taxes attributable to such comparable period in the immediately preceding year. All Taxes that the Wherify Entities are or were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(d) The Wherify Entities have not given or been requested to give, or executed, any extension of time or waiver of any statute of limitations with respect to federal, state, or other political subdivision income or other tax for any period;

(e) The Wherify Entities have not received any notice of deficiency or assessment issued or proposed deficiency or assessment by the IRS or any other taxing authority, nor is there any basis therefor; and

(f) The income Tax Returns of each Wherify Entity have not been audited by the applicable Governmental Entity. No examination, audit or other dispute with respect to any material Tax Return of the Wherify Entities by any Governmental Entity is currently in progress or threatened or contemplated. The Wherify Entities have not been informed by any Governmental Entity that the Governmental Entity believes that the Wherify Entities were required to file any material Tax Return that was not filed. The Wherify Entities have not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(g) None of the Wherify Entities (i) have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) have made any payments, are obligated to make any payments, or are a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Section 280G(b)(4)); (iii) have actual or potential liability for any Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; or (iv) are or have been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b). The Wherify Entities have provided to Lightyear the information necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement for which Lightyear, LNS or the Wherify Entities may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

7.20 Insurance. Except as set forth on Section 7.20 of the Wherify Disclosure Schedule,

(a) All insurance policies either maintained by the Wherify Entities or maintained by any other person which relates to the Wherify Entities or their assets in any manner as of the date hereof (collectively, the “Wherify Insurance Policies”) are still in full force and effect, and all premiums due thereon have been paid;

(b) The Wherify Entities have complied in all material respects with the provisions of all Wherify Insurance Policies;

(c) No claim is pending under any of the Wherify Insurance Policies;

(d) There are no outstanding requirements or recommendations by any insurance company that issued any of the Wherify Insurance Policies or by any Board of Fire Underwriters or other similar body exercising similar functions or by any Governmental Entity exercising similar functions which requires or recommends any changes in the conduct of the business of, or any repairs or other work to be done on or with respect to any of the properties or Assets of, the Wherify Entities; and

(e) The Wherify Entities have not received any notice or other communication from any such insurance company within the one (1) year preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of the Wherify Insurance Policies, and no such cancellation, amendment or increase of premiums is threatened.

7.21 Environmental Matters. Except as set forth on Section 7.21 of the Wherify Disclosure Schedule,

(a) The Wherify Entities are in compliance with all applicable federal, state and local laws and regulations relating to pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Materials (and all laws and regulations with regard to record keeping, notification and reporting requirements respecting Hazardous Materials;

(b) The Wherify Entities have not received any notice from any Governmental Entity with respect to any alleged violation by it of any applicable federal, state or local environmental or health and safety statutes and regulations in connection with Wherify’s operations, nor is there any basis therefor;

(c) The Wherify Entities have not been alleged to be in violation of, or has been subject to any administrative or judicial proceeding pursuant to, such laws and regulations, either now or at any time during the past five years;

(d) There are no permits, licenses, consents, filings or other approvals necessary or required to be obtained or made by laws and regulations relating to Hazardous Material, pollution controls and environmental contamination in connection with the Wherify Entities businesses;

(e) The Wherify Entities are not a party to any contract or other agreement relating to the storage, transportation, treatment or disposal of Hazardous Materials;

(f) There are no claims or facts or circumstances that the Wherify Entities reasonably believe could form the basis for the assertion of any claim relating to environmental matters involving the Wherify Entities, including, but not limited to, any claim arising from past or present practices of the business of the Wherify Entities, or with respect to properties now or previously owned or leased, as asserted under CERCLA, or RCRA, or any other federal, state or local environmental statute, or the generation, use, treatment, disposal, discharge, ownership, operation, transportation, storage of Hazardous Materials, or any other related act or omission of the Wherify Entities;

(g) The Wherify Entities are not subject to any remedial obligation under applicable law or administrative order or decree pertaining to environmental, health or safety statutes or regulations, including, without limitation, CERLA, RCRA or any similar state statute;

(h) To each of the Wherify Entities’ Knowledge, no Hazardous Material or other substances known or suspected to pose a threat to health or the environmental have been disposed of or otherwise released on or near any real property or improvements of the Wherify Entities, and there are no off-site locations where Hazardous Materials associated in any way with the Wherify Entities have been generated, used, collected, treated, stored, transported, recycled, discharged or disposed of.

7.22 Transactions with Affiliated Parties. Except as set forth on Section 7.22 of the Wherify Disclosure Schedule,

(a) There are no transactions currently engaged in between the Wherify Entities and any party affiliated with the Wherify Entities (other than transactions inherent in the normal capacities of shareholders, officers, directors, or employees);

(b) Except for the ownership of non-controlling interests in securities of corporations the shares of which are publicly traded, no party affiliated with the Wherify Entities have any investment or ownership interest, directly, indirectly, or beneficially, in any competitor or potential competitor, major supplier, or customer of the Wherify Entities; and

(c) There are no agreements to which the Wherify Entities are a party under which the transactions contemplated by this Agreement (i) will require payment by the Wherify Entities or any consent or waiver from any shareholder, officer, director, employee, consultant or agent of the Wherify Entities, or (ii) will result in any change in the nature of any rights of any shareholder, officer, director, employee, consultant or agent of the Wherify Entities under any such agreement.

7.23 Finder’s Fees; Certain Expenses. Except as set forth in Section 7.6 of the Wherify Disclosure Schedule, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Wherify Entities and their counsel directly with Lightyear and its counsel, without the intervention of any other person as the result of any act of any of them, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder’s fee, or any similar payment, other than for those parties specifically engaged by written agreement for the transactions contemplated herein.

7.24 Customers and Suppliers. Section 7.24 of the Wherify Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of each of the Wherify Entities ten largest customers in terms of revenue of each of the Wherify Entities and each Person, including each reseller, with whom each of the Wherify Entities are currently negotiating or in discussions with a business relationship in connection with the current or future purchase, distribution or resale of each of the Wherify Entities’ products or services (each a “Wherify Potential Customer”) including projected orders from such customers and Wherify Potential Customers; provided, however, that none of the Wherify Entities makes any representation or warranty with respect to such order projections, other than that the projections were based on information provided to each of the Wherify Entities by such customers and Wherify Potential Customers, and the projections were prepared in good faith. Except as disclosed in Section 7.24 of the Wherify Disclosure Schedule, no such customer has ceased or materially reduced its purchases from or has threatened to cease or materially reduce such purchases after the date hereof. Except as disclosed in Section 7.24 of the Wherify Disclosure Schedule, no Wherify Potential Customer has ceased or threatened to cease negotiations or discussions with LNS. To the Knowledge of each of the Wherify Entities, no such customer or Wherify Potential Customer is threatened with bankruptcy or insolvency

7.25 Valid Issuance. Each share of the Financing Shares and each share of Wherify Series C Preferred Stock to be issued to the members of Lightyear in connection with the Merger shall (when issued in accordance with this Agreement) be duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any preemptive right under Wherify’s Certificate of Incorporation or any agreement to which the Wherify Entities are a party or is otherwise bound.

7.26 Untrue Statements. This Agreement, the schedules and exhibits hereto, and all other documents and information furnished by the Wherify Entities, or any of their respective representatives pursuant hereto or in connection herewith, do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading.

7.27  Access to Data. Each of the Wherify Entities have had an opportunity to discuss Lightyear’s, LNS’s and Puerto Rico’s business, management and financial affairs with its management and to obtain any additional information which the Wherify Entities have deemed necessary or appropriate for deciding whether or not to participate in the transactions contemplated hereunder, including an opportunity to receive, review and understand the information regarding Lightyear’s, LNS’s and Puerto Rico’s financial statements, capitalization and other business information as the Lightyear Companies deem prudent. Each of the Wherify Entities acknowledges that no representations or warranties, oral or written, have been made by Lightyear, LNS or Puerto Rico or any agent thereof except as set forth in this Agreement.

ARTICLE VIII
COVENANTS OF LIGHTYEAR PARTIES

8.1 Conduct of Business of Lightyear. From the date of this Agreement until the Closing Date, Lightyear Parties shall, and shall cause its members, officers, managers and employees, to:

(a) Conduct each Lightyear Company’s business in the ordinary course of business;

(b) Pay all of the Liabilities and Taxes of each Lightyear Company when due, subject to good faith disputes over such Liabilities or Taxes;

(c) Prosecute pending applications for its Intellectual Property registration;

(d) Maintain each Lightyear Company’s rights in and to material their Intellectual Property and their registered Intellectual Property; and

(e) Maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of each Lightyear Company’s business.

8.2 Restrictions on Conduct of Business of Lightyear. Except as contemplated by this Agreement, during the period from the date hereof to the Closing or the termination of this Agreement, unless otherwise agreed to in writing by the Wherify Entities, each Lightyear Company shall conduct its respective business in the ordinary course consistent with past practice, pay their debts and Taxes and perform their other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable laws, rules and regulations, keep their assets in good repair and working order except for ordinary wear and tear, maintain any existing insurance on the assets, and use commercially reasonable efforts, consistent with past practices, to maintain and preserve their present business organization, assets and properties, keep available the services of their present officers and employees and preserve their advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with them. Without limiting the generality of the foregoing, after the date hereof and until the Closing or the termination of this Agreement, each Lightyear Company shall not without the prior written consent of Wherify, which consent shall not be unreasonably withheld or delayed:

(a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its equity;

(b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities;

(c) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except as set forth in the companies’ respective Operating Agreements;

(d) make any acquisition, by means of a merger or otherwise, of a material amount of assets or securities, other than acquisitions in the ordinary course consistent with past practice;

(e) agree to any sale, lease, encumbrance or other disposition of a material amount of assets or securities or any material change in its capitalization, other than sales or other dispositions in the ordinary course consistent with past practice;

(f) enter into any material contract other than in the ordinary course of business or agree to any release or relinquishment of any material contract rights;

(g) incur any long-term debt or short-term debt for borrowed money except for debt incurred in the ordinary course consistent with past practice; provided that LNS may incur additional debt of up to $600,000 which shall be secured and which has the same convertible terms as the Senior Subordinated Convertible Notes as set forth in Exhibit F; provided that any dilution resulting from the issuance of such debt under this subsection shall reduce the shareholding ratio of 46% which is contemplated to be the percentage of ownership of Wherify by the Lightyear Members after the Closing;

(h) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any units of Lightyear Membership Interests, options, warrants, convertible debt or other security convertible or exercisable into Lightyear Membership Interests, except for the Lightyear Warrant;

(i) amend their Operating Agreements or other comparable charter or organizational documents, except as expressly provided by this Agreement;

(j) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of US $5,000 in the aggregate;

(k) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve; except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof;

(l)  (A) enter into or adopt any employment or similar agreement with any person who is not terminable at will and whose annual rate of cash compensation exceeds U.S. $100,000 per year pursuant to such employment agreement, (B) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (C) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the ordinary course of business), (D) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (E) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (F) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the equity interest, or (G) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(m) make or rescind any material Tax election, make any material settlement or material compromise to any Tax liability or make any material amendments to any Tax Return;

(n) fail to pay when due any trade payable, except in the ordinary course of business consistent with past practice; or

(o) agree in writing or otherwise to take any of the foregoing actions or any action which would prevent or materially impair the satisfaction of any conditions in Article XII hereof.

8.3 Access to Information. Between the date hereof and the Closing, each Lightyear Company shall (a) give Wherify and its authorized representatives such access during regular business hours to each Lightyear Company’s books, records, properties, personnel and to such other information as Wherify reasonably request and shall instruct each Lightyear Company’s independent public accountants to provide access to their work papers and such other information as Wherify may reasonably request, and (b) cause its officers to furnish Wherify with such financial and operating data and other information with respect to the business and properties of each Lightyear Company as Wherify may reasonably request.

8.4 Certain Notifications. From the date of this Agreement until the Closing, each Lightyear Company shall promptly notify Wherify in writing regarding any:

(a) Circumstance or event that would reasonably be expected to have a Material Adverse Effect on the business of any Lightyear Company;

(b) Fact, circumstance, event or action by each Lightyear Company, the existence, occurrence, or taking of which, results in any of the representations and warranties of Lightyear Parties contained in this Agreement not being true and correct and which would cause the closing conditions specified in Article XII to not be satisfied (provided that the failure of a party to deliver any notice hereunder shall not constitute a breach of covenant for indemnification purposes hereunder); and

(c) Material breach of any covenant or obligation of any Lightyear Party hereunder.

8.5 Lightyear Member Approval. Subject to all the conditions set forth in Article XII being satisfied, each Lightyear Member agrees (a) to not rescind or withdraw in any manner whatsoever the approval of the Merger and all other transactions which each Lightyear Member has granted under this Agreement; (b) waive any and all rights of refusal granted under the Lightyear Operating Agreement; (c) that Wherify be admitted as the Sole Member of Lightyear after the closing; and (d) to execute any and all documents to evidence such approval as required by the Kentucky Statutes and authorize the appropriate officers of Lightyear to sign this Agreement and all documents necessary to consummate the transactions consummated herein.

ARTICLE IX
COVENANTS OF WHERIFY

9.1 Conduct of Business of Wherify. Except as contemplated by this Agreement, during the period from the date hereof to the Closing or the termination of this Agreement, unless otherwise agreed to in writing by Lightyear, each Wherify Entity shall conduct its business in the ordinary course consistent with past practice and shall use reasonable efforts to keep its assets in good repair and working order except for ordinary wear and tear, maintain any existing insurance on the assets, and preserve intact each Wherify Entity’s business. Without limiting the generality of the foregoing, after the date hereof and until the Closing or the termination of this Agreement, Wherify shall not:

(a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock, except (i) the sale and issuance of the Financing Shares, (ii) sale and issuance equity of for an aggregate consideration of up to $500,000 provided that the dilution from such sale shall not apply to the Merger Shares to be issued to Lightyear Members, and (iii) issuance of stock to employees or directors in the ordinary course of business;

(b) except as contemplated by this Agreement, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities;

(c) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities; provided, however, that nothing in this Section 9.1 shall prohibit Wherify from exercising contractual rights of repurchase of any shares of Wherify Common Stock under any employee, consultant or director plan or agreement as in effect on the date hereof;

(d) make any acquisition, by means of a merger or otherwise, of a material amount of assets or securities, other than acquisitions in the ordinary course consistent with past practice;

(e) agree to any sale, lease, encumbrance or other disposition of a material amount of assets or securities or any material change in its capitalization, other than sales or other dispositions in the ordinary course consistent with past practice;

(f) enter into any material contract other than in the ordinary course of business or agree to any release or relinquishment of any material contract rights;

(g) incur any long-term debt or short-term debt for borrowed money except for debt incurred in the ordinary course consistent with past practice;

(h) except as contemplated by this Agreement or as to the Common Stock grants issued to employees, consultants, directors and officers as approved by the Board of Directors of Wherify issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of Wherify Common Stock, options, warrants, convertible debt or other security convertible or exercisable into Wherify Common Stock;

(i) except as contemplated by this Agreement, amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(j) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of US $5,000 in the aggregate;

(k) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve; except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof;

(l)  (A) enter into or adopt any employment or similar agreement with any person whose annual rate of cash compensation exceeds U.S. $100,000 per year pursuant to such employment agreement, (B) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (C) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the ordinary course of business), (D) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (E) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (F) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (G) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(m) make or rescind any material Tax election, make any material settlement or material compromise to any Tax liability or make any material amendments to any Tax Return;

(n) fail to pay when due any trade payable, except in the ordinary course of business consistent with past practice; or

(o) agree in writing or otherwise to take any of the foregoing actions or any action which would prevent or materially impair the satisfaction of any conditions in Article XII hereof.

9.2 Access to Information. Between the date hereof and the Closing, each Wherify Entity shall (a) give Lightyear and its authorized representatives such access during regular business hours to each Wherify Entity’s books, records, properties, personnel and to such other information as Lightyear reasonably requests and shall instruct each Wherify Entity’s independent public accountants to provide access to their work papers and such other information as Lightyear may reasonably request, and (b) cause its officers to furnish Lightyear with such financial and operating data and other information with respect to the business and properties of each Wherify Entity as Lightyear may reasonably request.

9.3 Certain Notifications. From the date of this Agreement until the Closing, Wherify Entities shall promptly notify Lightyear in writing regarding any:

(a) Fact, circumstance, event or action by each Wherify Entity, the existence, occurrence, or taking of which, results in any of the representations and warranties of Wherify contained in this Agreement not being true and correct and which would cause the closing conditions specified in Article XII to not be satisfied (provided that the failure of a party to deliver any notice hereunder shall not constitute a breach of covenant for indemnification purposes hereunder); and

(b) Material breach of any covenant or obligation of any Wherify Entity hereunder.

ARTICLE X
ADDITIONAL AGREEMENTS

10.1 Acquisition Proposals.

(a) Each of the Wherify Entities and Lightyear Companies agrees that it shall not, directly or indirectly, and shall instruct its officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, until the Closing or the termination of this Agreement, solicit or initiate any proposals or offers from any person relating to any acquisition, purchase or sale of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, the Wherify Entities or Lightyear Companies. Notwithstanding the foregoing, each of the Wherify Entities and Lightyear Companies, to the extent required by the fiduciary obligations of its Board of Directors and Managers, respectively, as determined in good faith by such Board of Directors and Managers, respectively, after consultation with outside counsel, in response to a Qualifying Proposal that did not result from a breach by such entity of this Section 10.1, (i) furnish information with respect to it, to the person making such Qualifying Proposal and its representatives pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (ii) participate in discussions or negotiations with such person and its representatives regarding such Qualifying Proposal.

(b) None of the Board of Directors of Wherify Entities or Lightyear Companies, nor any committee thereof, shall, except as set forth in this Section 10.1:

(i) shall withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the other Party the approval or recommendation by such Board of Directors or any committee thereof of this Agreement or the Merger.

(ii) cause or permit any Lightyear Company or Wherify Entity to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 10.1(a) entered into in the circumstances referred to in Section 10.1(a)); or

(iii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

(c) Notwithstanding the foregoing:

(i) the Board of Directors of Wherify may, in response to a Superior Proposal that did not result from a breach by Wherify of this Section 10.1, withdraw or modify the recommendation by the Board of Directors of Wherify or any committee thereof of this Agreement and the Merger, if the Board of Directors determines in good faith (after consultation with outside counsel) that such actions are required by its fiduciary obligations, but only after the third business day following receipt by Lightyear of written notice advising it that the Board of Directors of Wherify desires to withdraw or modify the recommendation due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the entity making such Superior Proposal. Nothing in this Section 10.1 (other than Section 10.1(f)) shall be deemed to limit Wherify’s obligation to call, give notice of, convene and hold the Wherify stockholders meeting, regardless of whether the Board of Directors of Wherify has withdrawn or modified its recommendation of this Agreement and the Merger; and

(ii) the Managers of Lightyear may, in response to a Superior Proposal that did not result from a breach by Lightyear of this Section 10.1, withdraw or modify the recommendation by the Board of Directors of Lightyear or any committee thereof of this Agreement and the Merger, but only after the third business day following receipt by Wherify of written notice advising it that the Board of Directors of Lightyear desires to withdraw or modify the recommendation due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the entity making such Superior Proposal. Nothing in this Section 10.1 shall be deemed to limit Lightyear’s obligation to call, give notice of, convene and hold the Lightyear Members meeting, regardless of whether the Managers of Lightyear has withdrawn or modified its recommendation of this Agreement and the Merger.

(d) In the event any Wherify Entity or Lightyear Company or any of its respective officers, directors, investment bankers, financial advisors or attorneys attains knowledge of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, such party shall promptly advise the other party orally, with written confirmation to follow promptly (and in any event within 24 hours), of the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the Person making any such Acquisition Proposal or inquiry. Such party shall not provide any information to or participate in discussions or negotiations with the Person making any Qualifying Proposal until three business days after the date the written notice required above is received. Wherify or Lightyear, as applicable, shall (i) keep the other party fully informed, on a prompt basis (and in any event within 24 hours), of the status and any material change to the terms of any such Acquisition Proposal or inquiry, (ii) provide to the other party as promptly as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided from any third party describing the terms of any Acquisition Proposal, and (iii) if a counterproposal is timely made, consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Qualifying Proposal, the disclosing party shall furnish a copy of such information to the other party hereto.

(e) Nothing contained in this Section 10.1 shall be deemed to prohibit Wherify from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Board of Directors of Wherify, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law; provided, however, that, except as set forth in Section 10.1(b), in no event shall the Board of Directors of Wherify or any committee thereof withdraw or modify or propose to withdraw or modify, in a manner adverse to Lightyear, the approval or recommendation by the Wherify or such committee of the Merger or this Agreement.

10.2 Board of Directors. Wherify shall take all action necessary before the Closing to cause the Wherify Board of Directors immediately after the Closing Time, to consist of seven (7) persons, five (5) of whom shall be designated by Lightyear, of which one (1) shall be approved by Wherify to appoint. Wherify’s approval shall not be unreasonably withheld. The other two (2) directors shall be designated by Wherify and GPS Associates, LLC (“GPS”), respectively. The parties agree that Certificate of Designation for Wherify Series C Preferred Stock shall provide that, except as required by Delaware law, Wherify Series C Preferred Stock and Common Stock will vote together as a single class on all matters presented to a vote of stockholders, including the election of directors. With respect to the election of directors, each share of Wherify Series C Preferred Stock will have 1.3 votes per share while each share of Common Stock will have 1.0 vote per share; and on all other matters, each share of Wherify Series C Preferred Stock and Common Stock have 1 vote per share. Each share of Wherify Series C Preferred Stock is convertible into Common Stock at the first to occur of (i) the discretionary conversion by the holder of the Wherify Series C Preferred Stock and (ii) the transfer of Wherify Series C Preferred Stock to a purchaser outside the Lightyear Members or their Affiliates.

10.3 Officers of Wherify. At the Effective Time, Sherman Henderson will be appointed the Chairman of the Board of Wherify as set forth in the employment contract between Wherify and Mr. Henderson. Mr. Henderson will be appointed the Chief Executive Officer of Wherify as set forth in the employment contract between Wherify and Mr. Henderson, attached hereto as Exhibit G.

10.4 Employment Agreements. Prior to Closing the employment agreement between Wherify and Vincent Sheeran shall be amended to, among other things, change Mr. Sheeran’s scope of responsibility to include his title as Senior Vice President of Location Based Technologies in form and substance satisfactory to Lightyear and Mr. Sheeran.

10.5 Escrowed Funds. At the time of execution of this Agreement, Wherify shall deposit $100,000 (the “Escrow Amount”) with McBrayer, McGinnis, Leslie & Kirkland, PLLC, or such other bank or trust company as shall be mutually acceptable to Wherify and Lightyear and such bank or trust company shall act as escrow agent (the “Escrow Agent”) pursuant to the terms of this section and otherwise pursuant to that certain Escrow Agreement, in substantially the same form and substance as attached hereto as Exhibit G (the “Escrow Agreement”). Among other provisions, the Escrow Agreement shall provide that the Escrow Amount shall be delivered immediately to Lightyear upon the termination of this Agreement or the failure to close the transactions set forth herein (a “Termination Event”) except where the Agreement is terminated or the transactions do not close because of a material breach of the Agreement by Lightyear. Upon a Termination Event, Lightyear shall deliver written notice to the Escrow Agent directing the Escrow Agent to disburse the Escrow Amount to Lightyear pursuant to the terms of the Escrow Agreement. Upon the consummation of the Merger contemplated in this Agreement, the Escrow Amount shall be returned to the Surviving Entity.

10.6 Press Releases. Wherify, the Merger Sub and Lightyear will seek to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby; provided, however, that Wherify shall ultimately determine in its sole discretion the timing and content of any press release as it deems necessary or advisable pursuant to or arising out of its status and obligations as an SEC reporting issuer.

10.7 Wherify Change of Name; Reverse Stock Split. As soon as practicable after the Closing, Wherify’s Board shall propose and recommend that its Certificate of Incorporation be amended to change its name to “Lightyear Network Solutions, Inc.” In addition, subject to the terms hereof, as soon as practicable after the Closing, at the Wherify stockholders meeting Wherify shall propose and recommend that its Certificate of Incorporation be amended to effect a reverse stock split or increase in authorized shares as may be required by the issuance of the Merger Shares or Financing Shares.

10.8 Commercially Reasonable Efforts. Upon the terms and subject to the conditions hereof, all of the parties hereto agree to use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to cooperate in connection with the foregoing, including using commercially reasonable efforts (a) to obtain any necessary waivers, consents and approvals from other parties to material notes, licenses, agreements, and other instruments and obligations; (b) to obtain any material consents, approvals, authorizations and permits required to be obtained under any federal, state or local statute, rule or regulation; (c) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (d) promptly to effect all necessary filings and notifications. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Entity shall take all such action on behalf of Lightyear and the Merger Sub.

10.9 Indemnification. From and after the Effective Time, Wherify will and will cause the Surviving Entity to fulfill and honor in all respects the obligations of Wherify and Lightyear pursuant to any indemnification agreements between Wherify and Lightyear and its directors and officers existing prior to the date hereof. The charter documents of the Surviving Entity will contain the provisions with respect to indemnification set forth which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Lightyear, unless such modification is required by law.

10.10 Confidentiality. The parties acknowledge that Wherify and Lightyear have previously executed a confidentiality agreement, dated as of January 18, 2008 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, shareholder, stockholder or other agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the proposed transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made to the extent such disclosure would reasonably be expected to violate any applicable federal or state securities laws. For the purposes of the foregoing sentence: (a) the “tax treatment” of a transaction means the purported or claimed federal income tax treatment of the transaction; and (b) the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction.

10.11 Expenses. Except as otherwise expressly provided for herein, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of (including the fees and expenses of third parties) (“Expenses”) incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be for the account of the respective Party incurring such fees and expenses.

10.12 SEC Filings. Lightyear and the Lightyear Members shall cooperate with Wherify to enable Wherify to comply with its SEC filing and disclosure obligations, including but not limited to its obligations to file an 8-K within four (4) business days after execution of this Merger Agreement. Each of Wherify, Lightyear and each Lightyear Member shall use its commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 10.12 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder and to timely file such documents with the appropriate regulatory authority.

10.13 Tax Matters. The Lightyear Members shall be responsible for timely filing all federal and state income tax returns of Lightyear for taxable periods ending on or prior to the Effective Time of the Merger and have paid or will pay all income taxes attributable to the income of Lightyear for such periods. Such returns will be prepared and filed in accordance with applicable law and in a manner consistent with past practices. Wherify and Lightyear, on the one hand, and the Lightyear Members, on the other hand, will make available to the other, as reasonably requested, all information, records or documents relating to the liability for Taxes of Lightyear for all periods ending on or prior to the Effective Time and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

10.14 Governmental Approvals.

(a) The Parties shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits and authorizations of all third parties and Governmental Entities which are necessary to consummate the transactions contemplated by this Agreement, including, without limitation, from the Federal Communication Commission (“FCC”) (“Governmental Approvals”), and to comply with the terms and conditions of all such Governmental Approvals. Each of the Parties shall use their commercially reasonable efforts to, and shall use their commercially reasonable efforts to cause their respective Representatives and other Affiliates to, file within 20 days after the date hereof, and in all events shall file within 60 days after the date hereof, all required initial applications and documents in connection with obtaining the Governmental Approvals and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith. Without limiting the foregoing, within 20 days from the date hereof, if required, Lightyear and Wherify shall make their respective filings under the HSR Act with respect to the Merger and thereafter shall promptly make any other required submissions under the HSR Act. The filing fee that is required to be submitted with Lightyear’s and Wherify’s filing under the HSR Act in connection with the Merger shall be split evenly, by Wherify and Lightyear. Wherify and Lightyear shall have the right to review in advance, and to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Wherify and Lightyear, as the case may be, and any of Wherify’s subsidiaries, directors, officers and stockholders which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, each of Wherify and Lightyear (the “Notifying Party”) will notify the other promptly of the receipt of comments or requests from Governmental Entities relating to Governmental Approvals, and will supply the other Party with copies of all correspondence between the Notifying Party or any of its Representatives and Governmental Entities with respect to Governmental Approvals.

(b) Wherify and Lightyear shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any approval needed from a Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed. Wherify and Lightyear shall take any and all actions reasonably necessary to vigorously defend, lift, mitigate and rescind the effect of any litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated hereby or thereby, including, without limitation, promptly appealing any adverse court or administrative order or injunction to the extent reasonably necessary for the foregoing purposes.

(c) Notwithstanding the foregoing or any other provision of this Agreement, Wherify shall have no obligation or affirmative duty under this Section 10.14 to cease or refrain from the ownership of any Assets, or the association with any Person which association is material to the operations of Wherify, whether on the date hereof or at any time in the future.

10.15 Pro-forma Capitalization. The Parties agree that the projected pro-forma capitalization of Wherify, on a consolidated basis, after the Merger is expected to be as set forth in the Projected Proforma Capitalization attached hereto as Schedule 10.15; provided that in the event the aggregate gross proceeds from the sale of the Financing Shares shall exceed $15,000,000, the dilution from such excess shall be applied to all of the holders of equity, including the Lightyear Members on a pro rata basis.

10.16 Employee Stock Options. The Parties agree that after the Effective Time, they will cause the Board of Directors of Wherify to limit the grants of stock options or stock grants to employees, officers, consultants and directors of Wherify or any Affiliate to such number of shares equal to or below two percent (2%) of Wherify fully-diluted shares during the six (6) month period following the Effective Time.

10.17 Rule 16b-3 Exemption. The Board of Directors of Wherify, upon approving the Merger but prior to the consummation of the Merger, shall approve, in such form as is required by Rule 16b-3 promulgated by the SEC under the Exchange Act, the deemed acquisition of shares of Wherify Series C Preferred Stock and issued in connection with the Merger and Wherify Common Stock issued upon conversion thereof by the directors or officers of Lightyear, if any, who will be (a) exchanging Lightyear Membership Interest for Wherify Common Stock, and (b) functioning as directors or officers of Wherify following the Merger.

ARTICLE XI
INDEMNIFICATION

11.1 Survival of Representations and Warranties. With the exception of the representations and warranties in Sections 5.2, 5.4, 7.2, 7.3 and 7.4 the respective representations and warranties of Lightyear Parties, the Wherify Entities contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Closing. This Section 11.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

11.2 Indemnification by Lightyear Parties. Lightyear Parties shall, jointly and severally, protect, indemnify and hold harmless Wherify Entities, and its respective officers, directors, stockholders, attorneys, accountants, employees, affiliates, heirs, beneficiaries, legal representatives, successors and assigns, from any and all demands, claims, actions, causes of actions, lawsuits, proceedings, judgments, losses, damages, injuries, liabilities, obligations, expenses and costs (including costs of litigation and attorneys’ fees), arising from any breach of any agreement, representation or warranty made by Lightyear Parties in this Agreement.

11.3 Indemnification by Wherify. Wherify Entities shall, jointly and severally, protect, indemnify and hold harmless Lightyear Parties, and their respective officers, directors, shareholders, attorneys, accountants, employees, affiliates, heirs, beneficiaries, legal representatives, successors and assigns, from any and all demands, claims, actions, causes of actions, lawsuits, proceedings, judgments, losses, damages, injuries, liabilities, obligations, expenses and costs (including costs of litigation and attorneys’ fees), arising from any breach of any agreement, representation or warranty made by Wherify Entities in this Agreement.

11.4 Indemnification. At all times after the Effective Time, Lightyear Parties shall cause Wherify to, and Wherify Entities shall cause Lightyear Parties and Wherify Entities to, jointly and severally indemnify the officers, directors, employees or agents of Lightyear Companies or any Subsidiary of either (each a “Lightyear Indemnified Party”) to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of Lightyear Companies or any Subsidiary of either, or as trustees or fiduciaries of any plan for the benefit of employees, occurring at or prior to the Effective Time, including, without limitation, the transactions contemplated by this Agreement. Without limiting the foregoing, at all times after the Effective Time, in the event any such Lightyear Indemnified Party is or becomes involved in any capacity in any action, complaint, petition, investigation, suit, audit, arbitration, litigation or other proceeding, whether civil or criminal, in law or in equity, before any arbitrator or governmental entity in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring at or prior to, and including, the Effective Time, Lightyear Parties shall pay as incurred such Lightyear Indemnified Party’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith so long as such party shall enter into an undertaking with Lightyear Parties to reimburse Lightyear Parties, to the extent required by applicable law, for all amounts advanced if a court of competent jurisdiction shall ultimately determine, in a judgment that is not subject to appeal or review, that indemnification of such Lightyear Indemnified Party is prohibited by applicable law. At all times after the Effective Time, Lightyear Parties shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 11.4 Moreover, for six (6) years after the Effective Time, Lightyear Parties shall cause to be maintained in effect in its Charter Documents, and shall not eliminate or modify, Lightyear Parties’ current provisions regarding the elimination of liability of directors and the indemnification of officers, directors and employees and advancement of expenses. The obligations of Lightyear under this Section 11.4 shall not be terminated or modified in such a manner as to adversely affect any Lightyear Indemnified Party without the consent of such Indemnified Party (it being expressly agreed that Lightyear Indemnified Parties shall be third party beneficiaries of this Section 11.4).

11.5 Indemnification. At all times after the Effective Time, Wherify Entities shall indemnify all the officers, directors, employees or agents of Wherify Entities (each an “Wherify Indemnified Party”) to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of Wherify Entities or any of its subsidiaries, or as trustees or fiduciaries of any plan for the benefit of employees, occurring at or prior to the Effective Time, including, without limitation, the transactions contemplated by this Agreement. Without limiting the foregoing, at all times after the Effective Time, in the event any such Wherify Indemnified Party is or becomes involved in any capacity in any action, complaint, petition, investigation, suit, audit, arbitration, litigation or other proceeding, whether civil or criminal, in law or in equity, before any arbitrator or governmental entity in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring at or prior to, and including, the Effective Time, Wherify Entities shall pay as incurred such Wherify Indemnified Party’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith so long as such party shall enter into an undertaking with new Wherify Entities to reimburse new Wherify, to the extent required by applicable law, for all amounts advanced if a court of competent jurisdiction shall ultimately determine, in a judgment that is not subject to appeal or review, that indemnification of such Wherify Indemnified Party is prohibited by applicable law. At all times after the Effective Time, Wherify Entities shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Wherify Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 11.5.

ARTICLE XII
CONDITIONS TO CLOSING

12.1 Conditions to the Parties’ Obligations to Close. The respective obligations of Lightyear, the Merger Sub and Wherify to consummate the Merger are subject to the satisfaction at or prior to the Closing of the following conditions:

(a) As of the Closing, no action, suit or proceeding shall have been instituted or, to the knowledge of the parties, be pending or threatened before any court or other governmental body by any public agency or governmental authority seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated hereby or to seek damages or other relief in connection therewith against any officer or director of Lightyear Companies or the Wherify Entities;

(b) Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, including without limitation the Governmental Approvals, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Material Adverse Effect on the Wherify Entities or Lightyear Companies;

(c) All third party and other consents and actions required for the Merger shall have been obtained, including without limitation, those consents and actions from the holders of Wherify Series A Preferred Stock and Wherify Series B Preferred Stock as contemplated in Exhibit E;

(d) A certificate of designation designating the rights and preferences of Wherify Series C Preferred Stock, as approved by Lightyear, shall have been filed with the Delaware Secretary of State;

(e) Simultaneously with the Closing, Wherify shall have closed the transaction in which it issues the Financing Shares pursuant to which, after the estimated use of proceeds as set forth in Schedule 12.1(e), the net proceeds for working capital to Wherify shall equal not less than $6,500,000, provided that the termination fees of the LNS Debt shall be paid from such $6,500,000 as set forth on Schedule 12.1(e);

(f) The Wherify Entities shall have restructured all of their debt and equity as follows:

(i) restructuring of senior secured debt and equity with YA Global Investments, L.P. under the terms substantially as set forth in Exhibit C, attached hereto;

(ii) restructuring of approximately $18,000,000 in other debt, payables, vendor obligations and liabilities for prior tax and workers’ compensation obligations (excluding any debt owed to officers and directors of Wherify not to exceed $100,000) under the terms substantially as set forth in Exhibit D, attached hereto;

(iii) conversion of Wherify Series A Preferred Stock and Wherify Series B Preferred Stock under the terms substantially as set forth in Exhibit E, attached hereto and waiver by the holders of Wherify Series A Preferred Stock and Wherify Series B Preferred Stock of any rights and preferences to which they are entitled or which may be triggered by the transactions contemplated under this Agreement, including without limitation, the liquidation preference upon a change in control transaction; provided, however, that each Lightyear Member shall have the opportunity to review, but not approve, the terms of the conversion and waiver of Wherify Series A Preferred Stock and Wherify Series B Preferred Stock, including without limitation the conversion set forth in this Section 12.1(f)(iii), and provided further that each such Lightyear Member’s review shall occur within seven (7) days from the day each received the terms thereof;

(iv) Wherify shall be capitalized substantially as set forth on Schedule 10.15; as considered in its entirety; provided that the per share pricing and the number of shares sold for the Financing Shares may change as necessary to complete the transactions as contemplated herein and the number of shares designated “Lightyear Senior Subordinated Note Conversion Shares” and “Lightyear Merger Consideration Shares” on Schedule 10.15 may change as a result thereof and as a result of the restructuring under Exhibit F and loans under Section 8.2(g); provided further that in the event the aggregate gross proceeds from the sale of the Financing Shares exceed $15,000,000, the dilution from such excess shall be applied to all the holders of equity, including the Lightyear Members on a pro rata basis.

(g) Lightyear Companies shall have restructured its debt in an amount not to exceed $18,000,000 under the terms substantially as set forth in Exhibit F, attached hereto; provided that if the debt exceeds $18,000,000, then Lightyear Companies shall obtain Wherify’s prior written consent, which consent it may withhold in its sole discretion. If the debt exceeds $18,000,000, any such excess shall be restructured as a secured convertible note with the same conversion terms as the Senior Subordinated Convertible Note as set forth in Exhibit F attached hereto;

(h) Each of the Ancillary Agreements shall have been executed by the respective parties;

(i) The authorized number of directors of Wherify shall be seven (7) directors and the following persons shall have been appointed to the Wherify Board of Directors as of the Closing: (i) five (5) persons as designated by Lightyear, one of whom shall be Sherman Henderson who will also be the Chairman of the Board and one of whom shall be approved by Wherify, which approval shall not be unreasonably withheld; and (ii) the remaining two (2) persons shall be appointed (one each) by the current Board of Directors of Wherify and GPS, respectively.

(j) All directors and officers of Wherify and GPS will execute lock up letter agreements restricting the sale of their respective Wherify Series A Preferred Stock, Wherify Series B Preferred Stock, or Wherify Common Stock for the period as required by the holders of the majority of the Financing Shares;

(k) The Board of Directors of Wherify in the exercise of its business judgment in its sole discretion determines that the terms of the Financing Shares will not have a Material Adverse Effect on the combined business entities following the Merger contemplated herein;

(l) The Managers of Lightyear by a vote conducted under Section 10.3(b) of the Lightyear Operating Agreement, in the exercise of their business judgment in their sole discretion, determine that the terms of the Financing Shares will not have a Material Adverse Effect on the combined business entities following the Merger contemplated herein; and

(m) The Managers of Lightyear by a vote conducted under Section 10.3(b) of the Lightyear Operating Agreement, in the exercise of their business judgment, determine that Wherify’s technology has the technical viability and scalability necessary to achieve Wherify’s financial projections as set forth on the page entitled “Financial Overview Summary” of the investor presentation prepared for potential investors by Seven Hill Advisors dated August, 2008, provided that the determination by Lightyear’s Managers shall be made within thirty(30) days from the execution of this Agreement, it being presumed that the Managers of Lightyear are satisfied unless the Managers of Lightyear provide written notice to Wherify to the contrary within thirty (30) days from the execution of this Agreement.

12.2 Further Conditions to Lightyear’s Obligations to Close. The obligations of Lightyear Parties to consummate the Merger are further subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Each of the representations and warranties of Wherify Entities contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if each such representation and warranty were made at and as of the Closing (except in each case (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; (ii) for changes contemplated by this Agreement and (iii) where the failure to be true and correct individually or in the aggregate has not had a Material Adverse Effect on Wherify Entities, and Wherify Entities shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by them separately or collectively prior to or at the Closing, and at the Closing there shall be delivered to Lightyear customary bring-down certificates (each dated as of the Closing, signed by Wherify and the Merger Sub) to the foregoing effects;

(b) Since the date of this Agreement there shall not have been any change, event, circumstance, development or effect that individually or in the aggregate has had a Material Adverse Effect on Wherify and its subsidiaries; and

(c) Wherify shall have filed its 10-K before the Closing.

12.3 Further Conditions to the Merger Sub’s and Wherify Obligations to Close. The obligations of the Wherify Entities to consummate the Merger are further subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Each of the representations and warranties of Lightyear Parties contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if each such representation and warranty were made at and as of the Closing, (except in each case (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; (ii) for changes contemplated by this Agreement and (iii) where the failure to be true and correct individually or in the aggregate has not had a Material Adverse Effect on any Lightyear Company, and Lightyear Parties shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by them separately or collectively prior to or at the Closing, and at the Closing there shall be delivered to Wherify Entities customary bring-down certificates (each dated as of the Closing, signed by Lightyear) to the foregoing effects;

(b) Since the date of this Agreement there shall not have been any change, event, circumstance, development or effect that individually or in the aggregate has had a Material Adverse Effect on any Lightyear Company;

(c) Lightyear shall have received the approval from the FCC for the consummation of the Merger; and

(d) No appraisal rights, right of first refusal or any other similar rights shall be applicable or, if applicable, each Lightyear Member shall have lawfully and irrevocably waived such rights for the Merger.

ARTICLE XIII
TERMINATION

13.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) By mutual consent of the Boards of Directors of Lightyear and Wherify;

(b) by Wherify, if there has been a material breach of or failure to perform any representation, warranty, covenant or agreement on the part of Lightyear set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Sections 12.1 and 12.3 not to be satisfied, and (ii) if curable, shall not have been cured within 20 days following receipt by Lightyear of written notice of such breach or failure to perform from Wherify;

(c) by Lightyear, if there has been a material breach of or failure to perform any representation, warranty, covenant or agreement on the part of Wherify or the Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Sections 12.1 and 12.2 not to be satisfied, and (ii) if curable, shall not have been cured within 20 days following receipt by Wherify of written notice of such breach or failure to perform from Lightyear;

(d) by either Wherify or Lightyear if the Closing has not occurred by November 30, 2008 provided that the terminating party shall not have committed any willful breach of any of material obligation under this Agreement.

(e) by Wherify, if Lightyear shall have materially breached its obligations under Sections 10.1 or 10.12; or

(f) by Lightyear, if Wherify shall have materially breached its obligations under Sections 10.1.

13.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 13.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Wherify Entities or Lightyear Parties or their respective officers, directors, stockholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes, without limitation, the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of Sections 5.24, 7.23, 10.15, 10.11, 11.1, 11.2 and 11.3 and Article XIV of this Agreement and the Confidentiality Agreement, as amended hereby, shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE XIV
MISCELLANEOUS PROVISIONS

14.1 Complete Agreement. This Agreement contains a complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof, and all prior negotiations and agreements between the parties are superseded by this Agreement.

14.2 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party entitled to the benefit thereof, and any term, condition or covenant hereof (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the parties at any time. Any waiver, extension or amendment shall be evidenced by any instrument in writing executed on behalf of the appropriate party or parties or on its behalf by its Chairman or President who has been authorized by its Board of Directors to execute waivers, extensions or amendments on its behalf.

14.3 Assignment; Binding Effect. This Agreement may not be assigned by either party without the written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

14.4 Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date of such receipt is not a business day) of transmission by facsimile in each case to the intended recipient as set forth below:

(a)	if to Wherify Entities, to

Wherify Wireless, Inc.
63 Bovet Road, #521
San Mateo, California 94402
Attention: Chief Financial Officer
Facsimile: 650-641-2225

with a copy to:

Reed Smith LLP
Two Embarcadero Center
Suite 2000
San Francisco, CA 94111
Attention: Donald C. Reinke
Facsimile: (415) 391-8269

(b)	if to Lightyear Parties, to

Lightyear Network Solutions, LLC
1902 Eastpoint Parkway
Louisville, KY 40223
Attention: Legal Department
Facsimile: 502-515-4138

with a copy to:

Robert V. Sartin
Frost Brown Todd LLC
250 West Main Street, Suite 2800
Lexington, Kentucky 40507
Facsimile: (859) 231-0011

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

14.5 Governing Law. AS TO ALL MATTERS OF LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH CALIFORNIA LAW, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW.

14.6 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of California, County of San Mateo in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court.

14.7 Headings. Any headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

14.8 Execution of Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

14.9 Severability. If any provision of this Agreement is held or deemed to be, or in fact is, invalid, inoperative or unenforceable for any reason, this Agreement shall be construed as though such invalid, inoperative or unenforceable provision had never been contained in this Agreement; provided, however, that no such severability shall be effective if it causes a material detriment to Wherify or Lightyear.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

WHERIFY WIRELESS, INC., a Delaware corporation	LIGHTYEAR NETWORK SOLUTIONS, LLC, a Kentucky LLC By: LY Holdings, LLC, its sole member

By:	By:
Name:	Name:
Title:	Title:

WHERIFY ACQUISITION, INC., a Delaware corporation	LY HOLDINGS, LCC, a Kentucky LLC

By:	By:
Name:	Name:
Title:	Title:

LIGHTYEAR ALLIANCE OF PUERTO RICO, LLC By: Lightyear Network Solutions, LLC, its sole member

By:
Name:
Title:

WHERIFY CALIFORNIA, INC., a California corporation	LANJK LLC, a Kentucky LLC

By:	By:
Name:	Name:
Title:	Title:

4031806 CANADA INC., a Canadian corporation	SULLIVANLY, LLC, a Nevada LLC

By:	By:
Name:	Name:
Title:	Title:

RICE-LY VENTURES, LLC, a Kentucky LLC

By:
Name:
Title:

TELEMIX INVESTMENTS, LLC, a California LLC

By:
Name:
Title:

MAP II, LLC, a Kentucky LLC

By:
Name:
Title:

SCHEDULE 5.27

The term “Accredited Investor” under Regulation D refers to:

A person or entity who is a director or executive officer of the Corporation;

Any bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Exchange Act; insurance Corporation as defined in Section 2(13) of the Securities Act; investment Corporation registered under the Investment Corporation Act of 1940; or a business development Corporation as defined in Section 2(a)(48) of that Act; Small Business Investment Corporation licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance Corporation, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decision made solely by persons that are accredited investors;

Any private business development Corporation as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Securities offered, with total assets in excess of $5,000,000;

Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000;

Any natural person who had an individual income in excess of $200,000 during each of the previous two years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities offered, whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment; or

Any entity in which all of the equity owners are accredited investors.

As used in this Schedule 1, the term “net worth” means the excess of total assets over total liabilities. For the purpose of determining a person’s net worth, the principal residence owned by an individual should be valued at fair market value, including the cost of improvements, net of current encumbrances. As used in this Section 3.6, “income” means actual economic income, which may differ from adjusted gross income for income tax purposes. Accordingly, the undersigned should consider whether it should add any or all of the following items to its adjusted gross income for income tax purposes in order to reflect more accurately its actual economic income: Any amounts attributable to tax-exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, and alimony payments

SCHEDULE 10.15

Projected Proforma Capitalization

					Merger Date
		Pre-Merger Capitalization			Proforma
Debt		Wherify		Lightyear	Combined
Senior Secured Notes
YA Global		5,200,000		0	2,500,000
Lightyear Investor Line of Credit		0		16,000,000	16,000,000
Total Senior Debt		5,200,000		16,000,000	18,500,000

Subordinated Notes		0		1,500,000	1,500,000
Wherify Unsecured Creditors		16,300,000		0	0
Total Other Debt		16,300,000		1,500,000	1,500,000
Total Debt Capitalization					20,000,000

Preferred Stock
New Investor Senior Convertible Preferred		0		0	15,000,000
GPS Series A Convertible Preferred		7,500,000		0	0
GPS Series B Convertible Preferred		1,120,000		0	0
Total Preferred Stock					15,000,000

Common Stock		Shares	%		Shares	%
COMMON SHARES ISSUED AND OUTSTANDING (as of May 2, 2008)		99,600,000	46.9%		99,600,000	14.0%

	Conversion/
	Exercise Price
DILUTIVE COMMON SHARES (as of April 30, 2008) :
For YA Global Convertible Debentures	=> $0.045	19,200,000	9.0%		0
For GPS Series A Convertible Preferred	$0.125	60,000,000	28.3%		60,000,000	8.5%
For GPS Series B Convertible Preferred	$0.160	7,056,250	3.3%		7,056,250	1.0%
Warrants:
YA Global Warrant	$0.142	7,000,000	3.3%		7,000,000	0.99%
GPS Investor Warrant	$0.100	3,000,000	1.4%		3,000,000	0.4%
Laidlaw Agent Warrants	$0.10 to $0.15	9,700,000	4.6%		9,700,000	1.4%
Other Warrants		992,119	0.5%		992,119	0.1%
Employee Stock Options	.14 to .16 average	5,684,362	2.7%		5,684,362	0.8%
		112,632,731	53.1%		93,432,731

Total Pre-Merger Fully-Diluted Shares		212,232,731	100.0%

PREFERRED AND COMMON SHARES RESERVED FOR ISSUANCE IN CONNECTION WITH MERGER
New Investor Conversion Shares	$0.178				84,507,042	11.9%
Seven Hills Agent Warrants	$0.178				750,000	0.0%
Debt for Equity Shares	$0.142				42,574,454	6.0%
GPS Consent Warrants (A&B Preferred Stock)	$0.222				22,000,000	3.1%
Bridge Lender Warrants	$0.142				2,000,000	0.3%
Laidlaw Advisory Warrants					3,000,000	0.4%
					154,492,825

Lightyear Senior Subordinated Note Conversion Shares	$0.222				35,783,000	5.0%
Lightyear Merger Consideration Shares					325,927,000	46.0%
					361,710,000	51.0%

Total Post-Merger Fully-Diluted Shares					709,235,825	100.0%

Implied Equity Market Capitalization					$126,243,830

Schedule 12.1(e)

Recapitalization Financing Estimated Use of Proceeds

	$
Lightyear Working Capital	3,500,000
Wherify Working Capital	3,000,000
Portion of Termination Fee	500,000	[1]
Closing Date Working Capital Requirement	7,000,000

Payoff Pre-Merger Bridge Loan	800,000
YA Global Cash Payment	2,500,000
Wherify Unsecured Creditor Cash Payment	2,500,000
Debt Restructuring Payoffs	5,800,000
Transaction Fees and Expenses
Recapitalization Placement Fee 7%	1,050,000
Unsecured Creditor Restructuring Fee	150,000
Merger Advisory/YA Global Debt Restructuring Fee	500,000
Legal and Other Miscellaneous Fees	500,000
Subtotal	2,200,000

Total Refinancing	15,000,000

 (1) After payment of $500,000, remaining termination fees not to exceed $1,600,000.

EXHIBIT A

Certificate of Merger

EXHIBIT B

Operating Agreement of Surviving Entity

EXHIBIT C

Terms of Restructuring Wherify Senior Debt and Equity with YA Global

The terms of restructuring Wherify Senior Debt and Equity with YA Global are as follows:

The Existing Senior Secured Debt: YA Global Investments, L.P. (f/k/a Cornell Capital Partners, LP) (“YA Global”), the holder of the existing approximate $5,510,000 (principal and accrued interest) in Wherify Senior Secured Debt, will settle the full amount of the Wherify Senior Secured Debt (including all principal, accrued interest, fees, costs, and expenses) in exchange for: (i) $2.5 million in cash plus (ii) a replacement $2.5 million secured note (the “YA Replacement Note”) made jointly and severally payable by the Merger Sub, Wherify, and Wherify California to YA Global, where such YA Replacement Note will have the following basic terms:

Amount:	$2,500,000

Interest:	12% per annum, payable quarterly in arrears

Maturity:	3 years

Payments:
Commencing on the thirteen month anniversary date from the Closing Date, and continuing on the like day of each month thereafter, the makers shall make monthly principal payments in the amount of $83,333.33 each. At maturity of the YA Replacement Note, the then outstanding principal balance plus any accrued and unpaid interest, and any other amounts due under the YA Replacement Note shall be due and payable in full.

Prepayment:	Anytime in whole or part without penalty

Security:
YA Global shall continue to hold a first perfected security interest in all assets of Wherify and Wherify California, whether existing as of the Closing Date or acquired thereafter (including, without limitation, Wherify’s and Wherify California’s intellectual property). YA Global shall not have a security interest in the assets of the Merger Sub. YA Global’s security documents shall provide that Wherify and Wherify California may license or utilize their intellectual property in the ordinary course of business in any reasonable way, provided that (a) any license of the intellectual property shall be expressly subordinate to the security interest of YA Global, and (b) Wherify and/or Wherify California shall not sell or transfer title to such intellectual property or grant exclusive licenses or the like without the prior written consent of YA Global1. Wherify and Wherify California shall covenant and agree that none of their assets will be transferred to the Merger Sub either in connection with the Merger or otherwise without the prior written consent of YA Global.

1 Provided, however, that with respect to exclusive licenses such consent shall not be unreasonably withheld so long as no default or event of default has occurred and is continuing, and such exclusive license is geographically and temporally limited and otherwise of a nature customarily entered into by Wherify in the ordinary course of its business.

In addition, as part of this restructuring, the existing 7.0 million in Wherify warrants owned by YA Global will be reset to provide an Exercise Price equal to equal to 75% of the purchase price of the Financing Shares (as defined in the Merger Agreement). In addition, the Wherify warrants issued to YA Global shall also be amended to provide (a) the cashless exercise may be elected at anytime and shall not be subject to any conditions in order to elect the same, and (b) the expiration date of the warrant shall be seven years from the Closing Date.

Wherify, Wherify California, and Merger Sub shall execute and deliver such documents, instruments, and agreements as may be required by YA Global to evidence the restructure outlined above, which documents shall be in a form and of a substance acceptable to YA Global in all respects.

EXHIBIT D

Terms of Restructuring Wherify’s Other Debt

The terms of restructuring all of Wherify’s approximately $18 million in existing debt and other payables, overdue vendor obligations and liabilities for prior taxes and workers compensation as of June 30, 2008 are as follows:

The approximate $18 million in other Wherify debt, payables, overdue vendor obligations and liabilities for prior taxes and workers compensation obligations (the “Wherify Unsecured Creditors”) will be extinguished for an aggregate of not more than (i) $2.5 million in cash and (ii) that number of shares of common stock required to extinguish the balance of obligations not paid off in cash (the “Debt for Equity Shares”); provided, however, in no event will the Debt for Equity Shares aggregate in excess of 6% of the aggregate fully-diluted shares of Wherify that will be in existence on the Closing Date after giving consideration to all shares of Wherify Series C Preferred Stock that are contemplated to be issued or retired as part of the transactions contemplated in the Merger Agreement.

EXHIBIT E

Terms of Restructuring
Wherify Series A Preferred Stock and
Wherify Series B Preferred Stock

The terms of Restructuring Wherify Series A Preferred Stock and Wherify Series B Preferred Stock are as follows:

The holders of Wherify’s existing Series A and Series B Preferred Stock (the “Wherify Preferred Stock”), will (i) approve the Merger and this Agreement; (ii) agree to fully convert such Wherify Preferred Stock on the Closing Date; (iii) waive any rights and preferences to which they are entitled or which may be triggered by the transactions contemplated under the Merger Agreement, including without limitation, the liquidation preference upon a change in control transaction; (iv) agree to approve the reverse stock split or increase in the authorized shares of Wherify after the Closing; and (v) agree to the lock-up for such period as required by the holders of the Financing Shares.

In consideration, the holders of Series A Preferred will be issued a five year warrant to purchase a total 20,000,000 shares of Wherify common stock and the holders of Series B Preferred will be issued a five year warrant to purchase a total 2,000,000 shares of Wherify common stock, both at an exercise price equal to 125% of the per share purchase price of the Financing Shares.

EXHIBIT F

Terms of Restructuring of Debt of Lightyear or LNS

LNS’ current debt in an amount not to exceed $18.0 million including accrued interest, but excluding termination fees (the “LNS Debt”) to be restructured with the following basic terms:

Senior Secured Portion

Amount:
Not more than $15,000,000; consisting of the following notes in the original principal amounts:
Chris Sullivan - $9,000,000 (the “Sullivan Note”);
SullivanLY, LLC - $5,250,000 (the “SullivanLY Note”);
CTS Equities Limited Partnership - $300,000 (the “CTS Notes”).

Form:	Senior Secured Term Note.

Interest:	Sullivan Note - LIBOR plus 4.75% for first $7,000,000, capped at 10%; LIBOR plus 7.75% for any amount over $7,000,000 with no cap. SullivanLY Note - Prime Rate plus 1%. CTS Notes - Prime Rate plus 1%.

Commitment Fee:	Annual commitment fee of 5% of the then outstanding principal balance of the Sullivan Note.

Term:	3 years.

Payments:	Sullivan Note - $250,000 quarterly principal and accrued interest payments. SullivanLY Note - quarterly accrued interest payments. CTS Note - quarterly accrued interest payments.

Prepayment:	Anytime in whole or part without penalty.

Security:
As set forth in the Security Agreement dated December 31, 2004 and related documents. The holders of the LNS Debt shall not have a security interest in any of the assets of Wherify or Wherify California.

Senior Subordinated Notes

Amount:
Not more than $2,500,000; Consisting of the following notes in the original principal amounts:

Map II, LLC - $375,000;
Rigdon O. Dees - $375,000;
Rigdon O. Dees - $400,000;
Rigdon O. Dees - $150,000;
Ron Carmicle - $150,000;
Ron Carmicle - $150,000;
LANJK, LLC - $150,000;
LANJK, LLC - $300,000;
Rice Realty - $150,000;
Rice Realty - $150,000.

Form:	Senior Subordinated Note.

Interest Rate:	Prime Rate plus 1%.

Term:	3 years.

Payments:	Accrued interest paid quarterly.

Prepayment:	Any time in whole or part without penalty.

Security:
As set forth in the Security Agreement dated December 31, 2004 and related documents. The holders of the LNS Debt shall not have a security interest in any of the assets of Wherify or Wherify California.

Prime Rate:
“Prime Rate” means at any time the interest rate per annum most recently quoted or the highest of any range quoted from time to time by The Wall Street Journal (“WSJ”) as the “Prime Rate” or base rate on corporate loans in effect at large U.S. money center commercial banks.

Conversion

Holders of the Senior Secured Portion and Senior Subordinated Notes may, in proportions to be determined by such holders in their sole discretion, convert $7.5 million of the notes set forth above on a pro rata basis into Wherify Series C Preferred Stock at any time at the conversion price (the “Conversion Price”) equal to 125% of the per share purchase price of the Financing Shares.

EXHIBIT G

Employment Agreement with Sherman Henderson

EXHIBIT H

Escrow Agreement